SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1 to Form 10 filed April 26, 2012)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

AAA ENERGY OPPORTUNITIES FUND LLC

(Exact name of registrant as specified in

its limited liability company agreement)

Delaware	38-3849454
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

c/o UBS Alternatives LLC
1285 Avenue of the Americas, 11th Floor
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code  800-580-2359

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on
Title of each class	which each class is to be
to be so registered	registered

Securities to be registered pursuant to Section 12(g) of the Act:

Units of Limited Liability Company Interest

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if smaller reporting company)

Item 1.  Business.

(a) General development of business.  AAA Energy Opportunities Fund LLC (the “Fund”) is a Delaware limited liability company formed on August 10, 2011. Trading operations of the Fund commenced on December 1, 2011.  The Fund’s investment objective is to achieve capital appreciation through speculative trading, directly or indirectly, in commodity interests generally including commodity futures and commodity option contracts on United States exchanges and certain foreign exchanges and swaps.  The Fund intends to trade only energy and energy -related products, as well as the Goldman Sachs Commodity Index (an index future comprised of energy and other products) traded on the Chicago Mercantile Exchange, but is authorized to trade commodity futures, swap and option contracts of any kind.

The Fund pursues its objective by investing substantially all of its assets in Sydling AAA Master Fund LLC (the “Master Fund”), a Delaware limited liability company formed on August 10, 2011.  The Fund does not currently intend to trade commodity interests directly.  The Master Fund was organized to permit accounts managed by AAA Capital Management Advisors, Ltd. (the “Advisor”), the Fund’s advisor, that use the same program to invest together in one trading vehicle.

The Fund is member-managed for purposes of Delaware law.  Pursuant to the Fund’s limited liability company agreement, as may be amended from time to time (the “LLC Agreement”), the members of the Fund (each, a “Member” and collectively, the “Members”) have appointed Sydling Futures Management LLC (“Sydling”) to act as the Fund’s commodity pool operator and trading manager.  Accordingly, the Members have delegated all of their rights, powers, duties and obligations to manage and control the business and affairs of the Fund to Sydling except for (i) their right under the LLC Agreement to vote on amendments to the LLC Agreement, (ii) their right under the LLC Agreement to call a meeting of the Members, or (iii) their right under the LLC Agreement to vote to revoke the delegation of rights and powers to Sydling.  The Fund has no principals or employees.  The biographies of Sydling’s principal agents, Jerry Pascucci and Daryl Dewbrey, can be found under “Item 5. Directors and Executive Officers.”

Sydling is registered as a commodity pool operator and a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”) effective August 10, 2011.  Sydling, a wholly owned subsidiary of UBS Alternatives LLC, was formed on August 4, 2011.  UBS Alternatives LLC is a wholly owned subsidiary of UBS Americas Inc. which ultimately is a subsidiary of UBS AG.  Sydling was formed pursuant to authorization by UBS Alternatives LLC.  Each of the Fund and the Master Fund were formed pursuant to authorization by Sydling.  In order to form the Fund and the Master Fund, Sydling also acted as the initial member of each, as described further below.

The Advisor has four trading principals:  A. Anthony Annunziato, John Saucer, Denys Thorez, and Chad Shimaitis. The Advisor also has three non-trading principals: Gerard G. Trevino, AAA

Capital Management Inc. and TCBPB Ltd.  The biographies of the Advisor’s principal trading agents and of Mr. Trevino can be found under “Item 5. Directors and Executive Officers.”  As of March 31, 2012, the Advisor trades the Fund’s assets in accordance with its Energy Program - Futures and Swaps (described below).  The Fund is not registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a mutual fund or otherwise.  At March 31, 2012, net assets of the Fund totaled $171,341,118.

During the initial offering period (September 1, 2011 through November 29, 2011), the Fund sold 83,651.142 redeemable units of limited liability company interest (“Redeemable Units”) at $1,000 per Redeemable Unit.  In order to form the Fund, Sydling, as the initial Member, contributed $1,000 to the Fund for one Redeemable Unit and intends to maintain only a level of ownership interest in the Fund that is sufficient to permit it to serve as the Fund’s tax matters partner. (The 83,651.142 figure does not include the one Redeemable Unit purchased, and subsequently redeemed, by the initial Member in order to form the Fund).  As of March 31, 2012, Sydling owns approximately 0.01% of the Fund.  Sydling shares in profits and losses of the Fund in proportion to its share of Fund capital.  No securities which represent an equity interest or any other interest in the Fund trade on any public market.  Sales of Redeemable Units for the period December 1, 2011 through March 31, 2012 are reported in the Statement of Members’ Capital under “Item 13.  Financial Statements and Supplementary Data.”  A total of 172,242.681 Redeemable Units have been sold as of March 31, 2012.

Effective December 1, 2011, the Fund allocated substantially all of its assets to the Master Fund.  The Fund maintains a capital account balance at the Master Fund, the initial balance of which was $83,651,142.  Although the Fund allocates substantially all of its assets to the Master Fund, the Fund’s net asset value may, at times, be less than its capital account balance at the Master Fund because the Fund’s capital account balance at the Master Fund does not account for expenses accrued at the Fund level.  Such Fund-level expenses reduce the Fund’s net asset value.

Sydling also acts as the trading manager of the Master Fund.  Sydling and the Advisor believe that trading through this structure should promote efficiency and economy in the trading process.  The Fund intends to continue to invest substantially all of its assets in the Master Fund.  The performance of the Fund is directly affected by the performance of the Master Fund.  Expenses to investors as a result of the investment in the Master Fund are approximately the same and redemption rights are not affected.

The Fund is currently the only member of the Master Fund.  To the extent an investor other than the Fund becomes a member of the Master Fund, a separate capital account will be established and maintained on the books of the Master Fund for such investor.

The Fund privately and continuously offers Redeemable Units in the Fund to qualified investors.  There is no maximum number of Redeemable Units that may be sold by the Fund.  Redeemable Units may be offered only to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Sales of Redeemable Units and redemptions for the period from December 1, 2011 (commencement of trading operations) through March 31,

2012 are reported in the Statement of Changes in Members’ Capital under “Item 13.  Financial Statements and Supplementary Data.”  A total of 172,242.681 Redeemable Units were sold as of March 31, 2012.  On March 31, 2012, the net asset value per Redeemable Unit was $995.97.

UBS Securities LLC (“UBS Securities”) acts as the Master Fund’s commodity broker, pursuant to a customer agreement, dated as of September 1, 2011 (the “Customer Agreement”), by and between the Master Fund and UBS Securities.  The Customer Agreement is attached as Exhibit 10.1 hereto.  UBS Financial Services, Inc. (“UBS Financial Services”) acts as the Fund’s selling agent pursuant to an agency agreement, dated as of September 1, 2011, attached as Exhibit 10.2 hereto.  The Fund may engage additional selling agents in the future.

As a registered commodity pool operator and commodity trading advisor, Sydling is required to make annual filings setting forth the organization and identity of the management and controlling persons of the commodity pool operator.  In addition, Sydling prepares and distributes monthly account statements and audited annual reports of the Fund to each Member in accordance with CFTC regulations 4.22(a), (b) and (c).  Members are permitted to review the Fund’s and Sydling’s CFTC filings at Sydling’s offices.  Sydling is also required to comply with quarterly reporting obligations under NFA Rule 2-46 with respect to the Fund.  In addition, the CFTC has authority under the Commodity Exchange Act (the “CEA”) to require and review books and records of, and review documents prepared by, a commodity pool operator or a commodity trading advisor.  The CFTC has adopted regulations which impose certain disclosure, reporting and recordkeeping requirements on commodity pool operators and commodity trading advisors.  The CFTC is authorized to suspend a person’s registration as a commodity pool operator or commodity trading advisor if the CFTC finds that such person’s trading practices tend to disrupt orderly market conditions, that any controlling person thereof is subject to an order of the CFTC denying such person trading privileges on any exchange, and in certain other circumstances.  The NFA is a self regulatory organization that regulates firms and individuals that conduct futures trading business with public customers.

Under the LLC Agreement, Sydling has responsibility for the administration of the business and affairs of the Fund, but may delegate trading discretion to one or more trading advisors.  The Fund and the Master Fund have entered into a trading manager agreement (the “Trading Manager Agreement”), attached as Exhibit 10.3 hereto, with Sydling, pursuant to which Sydling has sole authority and responsibility, as one of the Fund’s and the Master Fund’s agents and attorneys-in-fact, for the selection, monitoring and termination of commodity trading advisor(s) to direct the investment and reinvestment of the assets of the Fund and the Master Fund. pays Sydling a monthly administrative fee in return for its services to the Fund equal to 1/12 of 1/2% (0.5% per year) of adjusted month-end net assets of the Fund.

The Trading Manager Agreement expires on August 18, 2012 and will be renewed automatically for one-year terms each year thereafter, provided that any party thereto may terminate the agreement upon thirty (30) days’ prior written notice to the other parties.  Sydling currently expects that the Advisor will continue to be the Fund’s sole trading advisor.

Sydling, on behalf of the Fund, has entered into a trading advisory agreement (the “Trading Advisory Agreement”), attached as Exhibit 10.4 hereto, with the Advisor, a registered commodity trading advisor, pursuant to which the Advisor manages the Fund’s assets.  The Fund pays the Advisor a monthly management fee equal to 1/12 of 2% (2% per year) of the Fund’s adjusted month-end net assets.  The Advisor also receives a quarterly incentive allocation, in the form of Redeemable Units, equal to 20% of new trading profits earned by the Advisor for the Fund during each calendar quarter.  Pursuant to the express terms of the Trading Advisory Agreement, the Advisor is considered to be an independent contractor of the Fund.  The Trading Advisory Agreement expires on June 30th of each year and may be renewed by Sydling, in its sole discretion, for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period.

The Trading Advisory Agreement can be terminated by Sydling on 30 days’ written notice at any time.  At any time during the term of the Trading Advisory Agreement, Sydling may elect immediately to terminate if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) Mr. A. Anthony Annunziato, the Advisor’s primary trading principal, dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs of the Advisor, or (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA is terminated or suspended.  The Trading Advisory Agreement will immediately terminate upon dissolution of the Fund, or upon cessation of trading prior to dissolution.

The Advisor may terminate the Trading Advisory Agreement by giving not less than 30 days’ notice to Sydling.  The Advisor may immediately terminate the Trading Advisory Agreement if Sydling’s registration as a commodity pool operator or its membership with the NFA is terminated or suspended.

Pursuant to a fee arrangement agreement among Sydling, the Master Fund and UBS Securities, attached as Exhibit 10.5 hereto, The Master Fund pays UBS Securities a monthly flat rate brokerage fee at an annual rate of 3.5% of the Fund’s capital account balance at the Master Fund.  In addition, the Master Fund pays or reimburses UBS Securities for the Fund’s actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis.  These transaction costs are estimated to be 0.50% of the Fund’s capital account balance per year.  Such brokerage and transaction fees are deducted from the Fund’s capital account at the Master Fund.

All of the Master Fund’s assets are deposited in commodity brokerage accounts with UBS Securities and are maintained in cash or in U.S. government securities and segregated as customer funds.  On amounts maintained in cash at UBS Securities, the Fund will receive, through its investment in the Master Fund, monthly interest on its allocable share of 100% of the average daily equity maintained in cash in the Master Fund’s brokerage account at a rate equal to the monthly average 30-day U.S. Treasury bill rate.  Any interest earned in the Master Fund’s account in excess of the amounts due to the Fund and any other Feeder Fund, as described above, if any, will be retained by Sydling.  Funds held by counterparties as collateral in connection with swap transactions will earn interest at a rate agreed upon between the parties to the transaction.

Sydling may, in its sole discretion, direct UBS Securities to place up to all of the Fund’s assets in Treasury bills.  The Fund will receive its allocable share of 100% of the interest earned on Treasury bills purchased for the Master Fund, if any.

Funds held in connection with non-U.S. contracts, if any, may be held in secured amount accounts with depositories located outside of the United States or its territories.

Competition

The Fund operates in a competitive environment in which it faces several forms of competition, including, without limitation:

•                  competition with other pools for investors; and

•                  competition with other traders in the markets to establish or liquidate positions.

The Fund also competes with other individual and pooled accounts traded by the Advisor in entering into and liquidating contracts for the Fund.  When similar orders are entered at the same time, the prices at which the Fund’s trades are filled may be less favorable than the prices allocated to the other accounts.  Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered.  Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisor may be unable to liquidate winning or losing positions without incurring additional losses.  The Advisor is required to use an allocation methodology that is fair to all of its customers.  The Advisor attempts to minimize the impact of different prices received on orders.

Conflicts of Interest

Other than as described below, to the best of Sydling’s knowledge, neither the Advisor, Sydling, UBS Securities, UBS Financial Services nor any of their principals have any actual or potential conflicts of interest in their relationship with the Fund.  The Fund’s Private Placement Offering Memorandum and Disclosure Document, dated as of September 1, 2011, as supplemented (the “Memorandum”) discloses these conflicts and Members acknowledge and consent to them at the time their investments are made.

a.               Relationship among the Fund, Sydling, UBS Securities, UBS Financial Services and other Affiliated Selling Agents, if any.

Sydling is an affiliate of UBS Securities, the commodity broker for the Master Fund.  Sydling is also an affiliate of UBS Financial Services.  Sydling may share in the interest earned on the Fund’s account and the officers and directors of Sydling are employees of UBS Financial Services or another UBS AG affiliate.  Further, the compensation of some of the officers and directors of Sydling is based in part on the profitability of the managed futures business of UBS Financial Services.  As a result of these relationships, the following conflicts arise:

•                  The relationship between Sydling and UBS Securities creates a potential conflict in that fees paid to UBS Securities have not been set by “arm’s-length” negotiation and Sydling has a disincentive to replace UBS Securities as commodity broker even if such replacement would be in the best interest of the Fund.  Sydling also has limited incentive to replace UBS Financial Services as a selling agent for the Fund.  A conflict exists between Sydling’s responsibility to manage the Fund for the benefit of the Members and its interest in generating brokerage fees which are favorable to UBS Securities.

•                  Sydling may have an interest in selecting a trading advisor that will generate a small number of trades, thus incurring only small incidental charges (such as NFA fees), so that net assets remain relatively higher.

•                  Sydling, in its discretion, will determine whether any distributions are made.  To the extent that profits are retained by the Fund rather than distributed, the amount of funds in accounts at banks that extend overdraft privileges to UBS Securities will be greater.

•                  An investor’s financial advisor has a financial incentive to recommend that the investor purchase and not redeem Redeemable Units even when it is not in that investor’s best interest to remain invested in the Fund because he or she will receive ongoing compensation for providing services to the investor’s account.  UBS Financial Services credits approximately 80% of the brokerage fees to financial advisors who sell Redeemable Units in the Fund.

•                  An investor’s financial advisor may have a financial incentive to recommend that the investor purchase Redeemable Units in the Fund instead of interests in other commodity pool products that may be offered by UBS Financial Services, and managed by Sydling or by affiliated or unaffiliated entities because the Fund may provide greater compensation to the financial advisor than that provided to the financial advisor by those other products.

•                  To the extent that, in the future, other selling agents for the Fund are affiliated with Sydling, similar conflicts to those described above may exist.

Notwithstanding the potential conflicts of interest resulting from these multiple relationships, the LLC Agreement and the Master LLC Agreement (defined below) permit Sydling to enter into contracts on behalf of the Fund and the Master Fund, respectively, with or for the benefit of Sydling and its affiliates, including UBS Securities, UBS Financial Services, the Advisor and other affiliated selling agents.  Such contracts include the Customer Agreement with respect to brokerage services entered into by the Master Fund and UBS Securities.

b.              Accounts of UBS Securities, Sydling and their Affiliates.

UBS Securities, Sydling and their officers, directors and employees may trade in commodity contracts for their own accounts.  UBS Securities is a futures commission merchant and effects transactions in commodity contracts for its customers’ accounts.  UBS Financial Services (or its affiliates on its behalf) also effects transactions in commodity contracts for its customers and may trade for its own account.  Sydling currently does not trade its own account.  Although currently Sydling operates only the Fund and the Master Fund, Sydling may operate additional commodity pools in the future.  Sydling will not knowingly or deliberately favor any such pools over the Fund in its dealings on behalf of such pools.  Nevertheless, possible conflicts that arise from trading these accounts include:

•                  UBS Securities, as the Master Fund’s commodity broker, could effect transactions for the Master Fund in which the other parties to the transactions are its officers, directors or employees or its customers, including other funds sponsored by Sydling.

•                  These persons, including the other funds sponsored by Sydling, unaffiliated collective investment vehicles and other customers of UBS Securities, might unknowingly compete with the Master Fund in entering into contracts, or take positions opposite to or ahead of the Master Fund, although UBS Securities must execute customer orders ahead of its own simultaneous orders.  Trading ahead of the Master Fund presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Master Fund.

The records of any such trading will not be available for inspection by investors.  Neither will Sydling have access to such records, except for those of accounts that it operates or manages.  CFTC regulations require that UBS Securities transmit to the floor each futures or options order received for the customers executable at or near the market price before any competing order for any of its own proprietary accounts, which may at times include the Master Fund.  Transactions in forward, spot and swap contracts are not currently governed by any similar regulations.

c.               Relationship among UBS AG, Sydling, UBS Financial Services and Affiliates.

UBS Financial Services, as selling agent, and UBS AG, as the indirect owner of UBS Financial Services and Sydling, are affiliated with other collective investment vehicles that may compete with the Fund for investors, positions in the markets and the services of the Advisor.

UBS Financial Services may receive different amounts of revenue from different pools operated by Sydling or distributed by UBS Financial Services, including pools with strategies similar to the Fund.  UBS AG and UBS Financial Services, therefore, may have a conflict in determining whether to promote the Fund, other pools operated by Sydling or other pools distributed by UBS Financial Services.

Additionally, a UBS Financial Services investment committee reviews and approves both affiliated and unaffiliated investment products, including the Fund and other collective investment vehicles similar to the Fund, for sale and distribution through UBS Financial Services.  Certain directors of Sydling are also members of the investment committee.  A potential conflict exists, therefore, because the investment committee has an incentive to approve for distribution affiliated collective investment vehicles, such as the Fund, which may yield greater revenue to Sydling, UBS AG, UBS Financial Services and other affiliates than unaffiliated investment products.

d.              Accounts of the Advisor and its Affiliates.

The Advisor and its trading principals manage and/or operate the accounts of clients other than the Fund, including other commodity pools.  They intend to manage and operate other accounts in the future.  The Advisor may advise other pools operated by Sydling in the future.  In addition, the Advisor, its principals and affiliates trade for their own accounts.  Conflicts that arise from this trading include:

•                  The Advisor or its principals or affiliates may sometimes take positions in their proprietary accounts that are opposite to or ahead of the Master Fund.  Trading ahead of the Master Fund presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Master Fund.

•                  The Advisor or its principals may have financial incentives to favor other accounts over the Fund because of differing fee structures.  The Advisor currently does not, but may in the future, trade other client accounts that pay higher advisory fees than the Fund.

•                 Other individual and pooled accounts traded by the Advisor and its principals will compete with the Master Fund in entering into and liquidating contracts for the Master Fund.  When similar orders are entered at the same time, the prices at which the Master Fund’s trades are filled may be less favorable than the prices allocated to the other accounts.  Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered.  Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisor may be unable to liquidate winning or losing positions without incurring additional losses.  The Advisor and its principals are required to use an allocation methodology that is fair to all of its customers.  The Advisor attempts to minimize the impact of different prices received on orders.

•                 The Advisor may be required to revise trading orders as a result of the aggregation for speculative position limit purposes of all accounts traded, owned or controlled by the Advisor.  The more accounts the Advisor has under management, the more likely the Advisor is to be constrained by position limits.  In this case, the Advisor will modify its orders in a manner that will not disproportionately affect the Fund.

Members, other than Sydling, will not have access to the trading records of the other accounts managed by the Advisor and its principals through UBS Securities.  Sydling, however, does have access to the trading accounts managed by the Advisor and its principals.

e.               Other Activities of UBS Securities and UBS Financial Services.

UBS Securities and UBS Financial Services each maintain a commodity research department that makes trading recommendations on a daily basis.  These trading recommendations may include transactions that are similar or opposed to transactions of the Master Fund.  The trading records of such recommendations will not be made available to Members.

f.                 The Fund’s Incentive Allocation Structure May Create a Conflict for the Advisor.

The Fund’s incentive allocation structure may create an incentive for the Advisor to engage in riskier transactions than might be the case in the absence of an incentive allocation based on the performance of the Fund.

Trading Methods

The Advisor trades the Master Fund’s assets in accordance with its Energy Program—Futures and Swaps.

The Advisor trades energy futures contracts and options on energy futures contracts on domestic and international exchanges, as well as the Goldman Sachs Commodity Index (an index future comprised of energy and other products) traded on the Chicago Mercantile Exchange.  The Master Fund also will engage in swap transactions involving crude oil and other energy related products.  References herein to energy and energy related products include all of the foregoing.

The Master Fund may contract with UBS Securities and/or one of its affiliates and certain other unaffiliated counterparties on a principal basis for swap transactions.  Sydling, as the commodity pool operator and trading manager of the Master Fund, attempts to reduce the Master Fund’s counterparty risk by permitting it to contract only with those counterparties that Sydling reasonably believes to be well-capitalized at the time the Master Fund enters into the contracts.  Swaps are privately negotiated transactions and are generally quoted and executed without the addition of a fee.

The Advisor generally bases its trading decisions on “fundamental” factors, namely supply and demand for a particular group or type of commodity.  The Advisor attempts to buy undervalued commodities and sell overvalued commodities, often—but not always—simultaneously.  The Advisor uses options to attempt either to reduce or define risks.  The Energy Program—Futures and Swaps may trade agricultural commodities that have a correlation with the energy markets.

The Advisor is aware of price trends but does not trade upon trends.  The Advisor often takes profits in positions with specific trends even though that trend may still be intact or perhaps even strong.  The Advisor occasionally establishes positions that are countertrend.

Effective risk management is a crucial aspect of the Advisor’s trading program.  Account size, expectation, volatility of the market traded and the nature of other positions taken are all factors in determining the amount of equity committed to each trade.

The trading strategy to be followed by the Advisor does not assure successful trading.  Investment decisions made in accordance with this strategy will be based on an assessment of available facts.  However, because of the large quantity of facts at hand, the number of available facts that may be overlooked and the variables that may shift, any investment decision must, in the final analysis, be based on the judgment of the Advisor.

The decision by the Advisor not to trade certain markets or not to make certain trades may result at times in missing price moves and hence profits or losses of great magnitude, which other trading advisors who are willing to trade these commodities may be able to capture.  The Advisor’s approach is dependent almost entirely on the existence of certain fundamental indicators.  There have been periods in the past when there were no such market indicators, and those periods may recur.

The specific trading methods underlying the Advisor’s strategy are proprietary and confidential.  The foregoing description is of necessity general and is not intended to be exhaustive.  Members will not be able to determine the full details of those methods, or whether those methods are being followed.  There can be no assurance that any trading strategy of the Advisor will produce profitable results or will not result in losses.

Additional Information About the Fund

The Fund is a continuously and privately offered single-advisor pool, as those terms are defined in Part 4 of the CFTC regulations.

Fees, Compensation, Expenses, and Interest Income

Based on $171 million in net assets (the approximate size of the Fund as of March 31, 2012) an investment of $25,000 must earn profits of $1,693.76 in order to “break-even” at the end of one year of trading.  At $250 million in net assets, that same investment would need to earn profits of $1,662.07 to “break-even” at the end of one year of trading.  The estimated interest income, fees, expenses, and incentive allocation that determine these amounts have been calculated in the sequence used by the Fund and, therefore, reflect the Fund’s effective cost structure.  The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees as discussed in the above text.  See the explanatory notes following the table for a description of these differences. Where applicable, the pro rata fees allocated from the Master Fund have been included in the table below.

	Estimated Fund Size
	$171,000,000		$250,000,000
Minimum Investment	$25,000		$25,000

Advisor’s Advisory Fee (1)	$478.08	1.91%	$478.73	1.91%
Advisor’s Incentive Allocation (2)	$0.00	0.00%	$0.00	0.00%
Brokerage Fees (3)	$875.14	3.50%	$875.14	3.50%
Transaction Fees	$125.00	0.50%	$125.00	0.50%
Administrative Fee (4)	$119.52	0.48%	$119.68	0.48%
Initial Offering and Organizational Expenses	$25.00	0.11%	$17.50	0.08%
Operating Expenses	$75.00	0.30%	$50.00	0.20%
Total Fees	$1,697.74	6.80%	$1,666.05	6.67%
Interest Income (5)	$(3.98)	(0.02)%	$(3.98)	(0.02)%
Amount of Trading Income Required for the Fund’s Net Asset Value per Minimum Investment at the End of One Year to Equal the Minimum Investment Amount	$1,693.76		$1,662.07
Percentage of Minimum Investment		6.78%		6.65%

Explanatory Notes

(1)           The Fund pays the Advisor a monthly advisory fee at an annual rate of 2% of adjusted net assets.  The advisory fee in the table above does not equal 2% of the minimum investment amount because it is based on net assets adjusted by adding back the current period’s incentive allocation accrual, the monthly advisory fee, and Sydling’s administrative fee (redemptions and distributions are not relevant for purposes of the above table).

(2)           The Advisor is allocated a quarterly incentive allocation in Redeemable Units of 20% of new trading profits.  Incentive allocations are paid on new trading profits earned after deducting all Fund expenses.  New trading profits do not include interest income.  The Advisor will not receive an incentive allocation until the Fund generates trading income sufficient to offset all expenses.  Therefore, for purposes of this break even analysis, the incentive allocation will be zero.

(3)           The Master Fund pays UBS Securities a monthly flat rate brokerage fee equal to 3.5% per year of the Fund’s capital account balance at the Master Fund allocated pro rata from the Master Fund.  In addition, the Master Fund pays UBS Securities (or reimburses UBS Securities if previously paid) for the actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis.  Based on the past performance and estimates of the Advisor, the aggregate of such fees is estimated at approximately 0.50% of net assets per year.

(4)           The Fund pays Sydling an administrative fee at an annual rate of 0.5% of adjusted net assets.  The administrative fee in the table above does not equal 0.5% of the minimum investment amount because it is based on net assets adjusted by adding back the current period’s incentive allocation accrual, the monthly advisory fee, and Sydling’s administrative fee (redemptions and distributions are not relevant for purposes of the above table).

(5)           Interest income is estimated at an annual rate of 0.02% (the monthly average 30-day Treasury bill rate at March 31, 2012) on 100% of the estimated percentage of the Master Fund’s assets maintained in cash.

The Fund pays the Advisor a monthly advisory fee equal to 1/12 of 2% (2% per year) of the adjusted month-end net assets allocated to the Advisor (computed monthly by multiplying the net assets of the Fund as of the last business day of each month by 2% and multiplying the result thereof by the ratio which the total number of calendar days in that month bears to the total number of calendar days in the year).  For purposes of calculating the advisory fee, net assets are defined to be the same as net assets as defined in the LLC Agreement without any adjustments made to reflect any distributions, redemptions or incentive allocations as of the date of such determination.

Net assets are defined in the LLC Agreement as the total assets of the Fund, including all cash, Treasury bills, accrued interest and the market value of all open commodity positions maintained by the Fund less brokerage charges accrued and less all other liabilities of the Fund determined in accordance with generally accepted accounting principles under the accrual basis of accounting.  Net assets equal net asset value.  Net asset value of a Redeemable Unit means net asset value divided by the aggregate number of all Redeemable Units outstanding.

The Fund makes a quarterly incentive allocation to the Advisor equal to 20% of new trading profits earned during each calendar quarter.  New trading profits are the excess, if any, of net assets managed by the Advisor at the end of the calendar quarter over the higher of (1) net assets allocated to the Advisor at the date trading commenced; or (2) net assets managed by the Advisor at the end of the highest previous calendar quarter.  New trading profits are further adjusted to eliminate the effect of new capital contributions, redemptions, reallocations or capital distributions and interest or other income, not directly related to trading activity, earned on the Fund’s assets and initial offering expenses.

If any incentive allocation is made to the Advisor with respect to new trading profits, and the Advisor thereafter incurs a net loss for a subsequent period, the Advisor will retain the allocation previously made.  However, the Advisor will not be granted additional incentive allocations until the Advisor recovers the net loss incurred and earns additional new trading profits for the Fund.  If net assets allocated to the Advisor are reduced due to net redemptions, distributions or reallocations, there will be a proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to be granted another incentive allocation.

The Trading Advisory Agreement will expire on June 30, 2012, at which time Sydling intends to renew it for an additional year.  The Advisor may not agree to renew its agreement on the same terms, and new advisors may not agree to similar terms (provided, however, that in any contract renewal or renegotiation, the Advisor will carry forward all losses attributable to its trading), and new advisor(s) may not agree to similar terms.  In the event that a new advisor is selected, new trading profits earned by the new advisor will not be reduced by cumulative net trading losses, if any, generated by the prior advisor.  The new advisor will, therefore, be granted incentive compensation without regard to such losses.  The advisory fees payable by the Fund could increase according to the terms of a new trading advisory agreement or if a new advisor were selected.

The Fund pays Sydling a monthly administrative fee equal to 1/12 of 0.5% (0.5% per year) of adjusted month-end net assets (computed monthly by multiplying the adjusted net assets of the Fund as of the last business day of each month by 0.5% and dividing the result thereof by 12).  For purposes of calculating the administrative fee, adjusted net assets are month-end “net assets” increased by the current month’s advisory fee, incentive allocation accrual, Sydling’s administrative fee and any redemptions or distributions as of the end of such month.

The Master Fund pays UBS Securities a monthly flat rate brokerage fee equal to 3.5% per year of the Fund’s capital account balance at the Master Fund (computed monthly by multiplying the adjusted month-end net assets of the Fund as of the last business day of each month by 3.5% and dividing the result thereof by 12) allocated pro rata from the Master Fund.  In addition, the Master Fund pays UBS Securities (or reimburses UBS Securities if previously paid) for the actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis.  Although it is impossible to predict exactly the amount of these per transaction fees payable by the Fund, based on the past performance and estimates of the Advisor, the aggregate of such fees is estimated at approximately 0.50% of net assets per year.

All of the Master Fund’s assets are deposited in commodity brokerage accounts with UBS Securities and are maintained in cash or in U.S. government securities and segregated as customer funds.  On amounts maintained in cash at UBS Securities, the Fund will receive, through its investment in the Master Fund, monthly interest on its allocable share of 100% of the average daily equity maintained in cash in the Master Fund’s brokerage account at a rate equal to the monthly average 30-day U.S. Treasury bill rate.  Any interest earned in the Master Fund’s account in excess of the amounts due to the Fund and any other Feeder Fund, as described above, if any, will be retained by Sydling.  Funds held by counterparties as collateral in connection with swap transactions will earn interest at a rate agreed upon between the parties to the transaction.

Sydling may, in its sole discretion, direct UBS Securities to place up to all of the Fund’s assets in Treasury bills.  The Fund will receive its allocable share of 100% of the interest earned on Treasury bills purchased for the Master Fund, if any.

Sydling shares in the brokerage fees paid by the Master Fund to UBS Securities in that a portion of these fees are credited to UBS Financial Services, an affiliate of Sydling.  In addition, the compensation of some of the officers and directors of Sydling, an affiliate of UBS Financial Services, is based in part on the profitability of the managed futures business at UBS Financial Services.  UBS Financial Services credits approximately 80% of the brokerage fee it receives to its financial advisors who place Redeemable Units for the Fund and who are registered with the CFTC as associated persons of UBS Financial Services.  In compensation for their services, the financial advisors are credited monthly with a portion of the brokerage fees attributable to Redeemable Units sold by them.  UBS Securities may also pay a part of the brokerage fees it receives to other properly registered selling agents who sell Redeemable Units in the Fund, if any.  The services provided by the financial advisors include (i) answering questions regarding daily net asset value and computations thereof, monthly statements, annual reports and tax information provided by the Fund, (ii) providing assistance to investors including when and whether to purchase or redeem the Redeemable Units and (iii) general servicing of accounts.

The flat rate brokerage fee will be paid for the life of the Fund, although the rate at which such fee is paid may change if the Fund’s futures commission merchant changes as well as if Sydling (and UBS Securities) agrees that a change is warranted by competitive or other market forces.

The Fund pays its ongoing legal, accounting, filing and reporting fees, and will pay expenses associated with engaging additional selling agents, if any.  In addition, the Fund pays the costs of the continuous offering of Redeemable Units, printing expenses and other administrative costs which are estimated at $510,000 per year, depending on the number of Redeemable Units sold.  The Fund also pays any extraordinary expenses incurred.

The Fund incurred initial offering and organizational expenses of $356,282.  UBS Financial Services advanced those expenses, which are being reimbursed to UBS Financial Services by the Fund in 24 monthly installments.

Substantially all of the Fund’s assets are invested in the Master Fund.  The Master Fund was organized to permit accounts managed by the Advisor that use the same program to invest together in one trading vehicle.  Sydling is the commodity pool operator and is acting as trading manager to each of the Fund and the Master Fund.  The Fund and certain other pools operated by Sydling may become members of the Master Fund (the Fund and such pools, collectively, “Feeder Funds”).

Profits and losses from trading in the Master Fund, net of transaction fees, are allocated pro rata to the capital account of each Feeder Fund (including the Fund) based on the capital account balance of each Feeder Fund’s capital account compared to the aggregate capital account balance of all capital accounts in the Master Fund.  The Fund is currently the only member of the Master Fund.  Additional Feeder Funds may be created at any time to invest in the Master Fund.  Advisory fees and administrative fees are charged, and incentive allocations, if any, are made at the level of each individual Feeder Fund.  Brokerage and transaction fees are charged and paid at the Master Fund level and are deducted pro rata from each Feeder Fund’s capital account at the Master Fund.  The costs of organizing the Master Fund were borne by Sydling.

Customer funds held in connection with non-U.S. contracts, priced and settled in a foreign currency, may be held in secured amount accounts denominated in a foreign currency with depositories located outside of the United States or its territories.  Customer funds held in connection with certain U.S. futures contracts, priced and settled in a foreign currency, will be held in segregated accounts located in or outside the U.S. and it territories.  Proprietary funds held in connection with contracts that are priced and settled in a foreign currency may be held in depositories located inside or outside the United States.

BENEFIT PLAN AND IRA CONSIDERATIONS

General

This section highlights certain considerations that arise under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), and federal, state, local, and other laws and regulations that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Plan Laws”), which a fiduciary of an employee benefit plan subject to Title I of ERISA, such as a corporate pension plan, a plan subject to Section 4975 of the Code, such as an Individual Retirement Account (“IRA”) or Keogh plan (collectively “ERISA Plans”), or a plan subject to Similar Plan Laws (together with ERISA Plans, “Plans”) who has investment discretion (a “Plan Fiduciary”) should consider before deciding to invest a Plan’s assets in the Fund.

THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE CODE, TREASURY REGULATIONS PROMULGATED THEREUNDER, ERISA, THE PLAN ASSETS RULE, JUDICIAL OPINIONS, PUBLISHED POSITIONS OF THE INTERNAL REVENUE SERVICE AND U.S. DEPARTMENT OF LABOR, AND OTHER APPLICABLE AUTHORITIES, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT).  THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. A LAWS THAT MAY BE IMPORTANT TO A PLAN IN LIGHT OF THAT PLAN’S PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS ANY PARTICULAR ASPECTS OF NON-U.S. LAWS.

Special Investment Considerations

Each Plan Fiduciary of a Plan subject to Part IV of Title I of ERISA must consider the facts and circumstances that are relevant to an investment in the Fund, including the role that an investment in the Fund would play in the Plan’s overall investment portfolio.  Each Plan

Fiduciary, before deciding to invest in the Fund, must be satisfied that the investment is prudent for the Plan, that the investments of the Plan are diversified so as to minimize the risk of large losses, and that an investment in the Fund complies with the terms of the Plan.  In general, Plans that are governmental plans, church plans, or foreign plans are not subject to the requirements of Part IV of Title I of ERISA but may be subject to similar prohibitions under Similar Plan Laws.

The Fund Should Not Be Deemed to Hold “Plan Assets”

ERISA and the regulations issued under ERISA (collectively, the “Plan Asset Rule”) contain rules for determining when an investment by an ERISA Plan in an equity interest of an entity, such as a limited liability company, will cause the underlying assets of the entity to constitute assets of the investing plan for purposes of ERISA and Section 4975 of the Code (i.e., “plan assets”).  If the underlying assets of a limited liability company are considered to be assets of any Plan for purposes of ERISA or Section 4975 of the Code, the operations of such limited liability company would be subject to and, in some cases, limited by, the provisions of ERISA or Section 4975 of the Code, as applicable.  The Plan Asset Rule provides, however that assets of a limited liability company will not be plan assets of an ERISA Plan that purchases an equity interest in the limited liability company if the equity interest purchased is a “publicly offered security” (the “Publicly Offered Security Exception”).

The Publicly Offered Security Exception applies if the equity interest is a security that is (1) “freely transferable” (determined based on the applicable facts and circumstances); (2) part of a class of securities that is “widely held” (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and (3) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act, and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission (“SEC”)) after the end of the fiscal year of the issuer in which the offering of such security occurred.

Although there can be no assurance that such will be the case, Sydling believes that the conditions described above will be satisfied with respect to the Redeemable Units.  Therefore, the Redeemable Units should constitute “publicly offered securities” and the underlying assets of the Fund should not be considered to constitute plan assets of any ERISA Plan that purchases Redeemable Units.

The Plan Asset Rule also provides that assets of an entity will not be plan assets of an ERISA Plan that purchases an equity interest in the entity if “benefit plan investors” own less than 25% of the value of each class of equity interest in the entity (the “25% Test”).

Although Sydling believes that the Redeemable Units are “publicly offered securities,” it may alternatively seek to rely on the 25% Test.  “Benefit plan investors” include ERISA Plans and certain entities in which such ERISA Plans invest.  For purposes of the 25% Test, investments held by the entity’s managers, investment advisors and their affiliates must be disregarded in calculating the percentage.

If the Fund chooses to qualify under the 25% Test by monitoring the percentage investment by benefit plan investors in each class of equity interest and maintaining the value of such investment below 25%, Sydling may limit the ability of Members to transfer Redeemable Units to benefit plan investors and may require benefit plan investors to redeem units from time to time.

In the event that the Fund were deemed to hold plan assets, prohibited transactions could arise under ERISA and Section 4975 of the Code.  In addition, investment by a Plan Fiduciary of an ERISA Plan could be deemed an improper delegation of investment authority, and the fiduciary could be liable, either directly or under the co-fiduciary rules of ERISA, for the acts of Sydling.  Additional issues relating to “plan assets” and “prohibited transactions” under ERISA and Section 4975 of the Code could arise by virtue of Sydling’s ownership of interests in the Fund and the possible relationship between an affiliate of Sydling and any employee-benefit plan that may purchase Redeemable Units.  Further, certain transactions between the Fund and Sydling and certain affiliates of Sydling could be prohibited transactions.

It should be noted that even if the Fund’s assets are not deemed to be plan assets, ERISA Plans are prohibited from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code regarding such Plan.  A violation of the “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons.  In the case of an IRA or other tax-qualified Plan, the occurrence of a prohibited transaction could cause the Plan to lose its tax-exempt status.

The Department of Labor has indicated further that if an ERISA Plan invests in or retains its investment in a fund and as part of the arrangement it is expected that the fund will enter into a transaction with a party in interest to the ERISA Plan (within the meaning of ERISA) which involves a direct or indirect transfer to or use by the party in interest of any assets of the ERISA Plan, the ERISA Plan’s investment in the fund would be a prohibited transaction under ERISA.

Similar Plan Laws

Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), or foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Plan Laws).  Any Plan considering an investment in Redeemable Units of the Fund should ensure that such an investment would not constitute a prohibited transaction under ERISA, the Code, or Similar Plan Laws.  Such Plans may be required to represent that their investment will not subject the Fund or Sydling to Similar Plan Laws or cause the assets of the Fund to be treated as the assets of such Plans for purposes of such Similar Plan Laws.

ERISA Plan Annual Reports

With respect to those investors that are required to file a Form 5500 Annual Return/Report of Employee Benefit Plan, the disclosure herein and in the Memorandum regarding the fees paid to Sydling, the Advisor, UBS Securities, and other service providers to the Fund is intended to satisfy the alternative reporting option for “eligible indirect compensation” for purposes of Schedule C, in addition to serving the other purposes for which this Form 10 and the Memorandum have been prepared.

Violations of the rules under ERISA, Section 4975 of the Code, and Similar Plan Laws by fiduciaries can result in various types of liabilities, including civil penalties and excise taxes.  Because of the complexity of these rules, Plan Fiduciaries are strongly encouraged to consult with their legal advisors prior to causing a Plan to invest in the Fund.  The acceptance of subscriptions and/or investment elections of any Plan is in no respect a representation by the Fund, the Advisor, Sydling, or any other party that such investment meets the relevant legal requirements with respect to that Plan or that the investment is appropriate for such Plan.  Each Plan Fiduciary should consult with his own legal advisors as to the propriety of an investment in the Fund or the participation in an investment of the Fund in light of the specific requirements applicable to that Plan.

Ineligible Purchasers

In general, Redeemable Units may not be purchased with the assets of a Plan if Sydling, the commodity broker, affiliated selling agents, the Advisor, or any of their affiliates or employees either:

1)             exercise any discretionary authority or discretionary control respecting management of the Plan;

2)             exercise any authority or control respecting management or disposition of the assets of the Plan;

3)             render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan;

4)             have any authority or responsibility to render investment advice with respect to any moneys or other property of the Plan; or

5)             have any discretionary authority or discretionary responsibility in the administration of the Plan.

In order to comply with these prohibitions, a Plan Fiduciary must represent that one of the following is true:

1)             Neither UBS Securities, UBS Financial Services, nor any of their employees or affiliates (a) manages any part of the Plan’s investment portfolio or (b) has an agreement or understanding with the Plan Fiduciary where UBS Securities, UBS Financial Services, or any of their employees or affiliates regularly provides the Plan Fiduciary with individualized information, recommendations or advice used as a primary basis for the Plan’s investment decisions.

2)             A relationship described in (1) above applies to only a portion of the Plan’s assets, and the Plan Fiduciary will invest in the Fund only from the portion of the Plan’s assets as to which no such relationship exists.

(b) Financial information about industry segments.  The Fund’s business consists of only one segment: speculative trading of U.S. and international futures, options on futures and forward contracts, and swap and other derivative transactions.  The Fund does not engage in sales of goods or services.  The Fund’s net income from operations for the period from December 1, 2011 (commencement of trading operations) through March 31, 2012 is set forth under “Item 2.  Financial Information”.  The Fund’s capital as of March 31, 2012 was $171,341,118.

(c) Narrative description of business.

See Paragraphs (a) and (b) above.

(i) through (xii) - not applicable.

(xiii) - The Fund has no employees.  The directors and officers of Sydling are listed in “Item 5. Directors and Executive Officers.”

(d) Financial information about geographic areas.  The Fund does not engage in sales of goods or services or own any long lived assets, and therefore this item is not applicable.

(e) Not applicable.

(f) Not applicable.

(g) Not applicable.

Item 1A. Risk Factors.

Investment in the Fund is speculative.  The Fund’s performance may be volatile.  An investor should not invest in Redeemable Units unless it can afford to lose all of its investment.

Because trading for the Fund is conducted through the Master Fund, the performance of the Fund is dependent on the performance of the Master Fund.  Therefore, references in this section to trading activities include the Master Fund’s trading activities.

Commodity Trading Risks

An investor may lose all of its investment.

Commodity markets are highly volatile and can be without sustained movements of prices in one direction, up or down, for extended periods.  Such movements may be referred to as trends.  The profitability of the Fund, will depend to a great extent on:

•                  the periodic occurrence of sustained price movements of at least some of the contracts traded by the Advisor;

•                  the ability of the Advisor to analyze the commodity markets; and

•                  the ability of the Advisor to enter a market while a trend in one direction exists and exit that market with a profit.

Participation in a market that is either volatile or trendless could produce substantial losses for the Fund.  The result of these conditions could be the loss of all of the investor’s investment.

Market prices can be influenced by, among other things, changing supply and demand relationships, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events, weather and climate conditions, insects and plant disease, purchases and sales by foreign countries and changing interest rates.

As a result of leverage, small changes in the price of the Fund’s positions may result in substantial losses.

Good faith or margin deposits normally required in commodity futures trading may range from 1% to 25% of the face value of the contract.  Based on the Advisor’s past trading, up to 30% of the Fund’s assets may be committed to margin.  As a result of this leverage, a small change in the market price of a contract can produce major losses.  For example, $2,700 in margin may be required to hold one crude oil futures contract with a face value of approximately $27,000.  Thus, a $2,700 or 10% decrease in the value of that contract would cause a total loss of the margin deposit.

Concentration in the energy markets may subject the Fund to greater volatility.

The Advisor will concentrate the Fund’s trading in energy related markets.  Concentration in a limited number of commodity interests may subject the Fund’s account to greater volatility than if a more diversified portfolio of contracts were traded on behalf of the Fund.

Investing in Redeemable Units might not provide the desired diversification of the investor’s overall portfolio.

One of the reasons to invest in alternative investments is to add an element of diversification to a traditional stock and bond portfolio.  Studies show that diversifying a portfolio with investments that produce independent, positive results tends to improve the overall return of the portfolio while reducing its volatility.  Even if an investment in the Fund reduces an investor’s portfolio’s volatility, the overall performance of such portfolio may be negative or flat.

While the Fund’s performance may be largely independent of the general stock and bond markets, there is no assurance that it will be consistently independent or non-correlated.  An investment in the Fund could increase rather than reduce overall portfolio losses during periods when the Fund as well as stocks and bonds decline in value.  There is no way of predicting whether the Fund will lose more or less than stocks and bonds in declining markets.

Moreover, investors’ existing portfolios and individual risk tolerances may differ so that the result of non-independent performance and/or negative performance on individual portfolios will vary.

An investor must not consider the Fund to be a hedge against losses in its core stock and bond portfolios.  An investor should consider whether diversification in itself or the diversification provided by the Fund is worthwhile even if the Fund is profitable.

The success of the Fund’s advisor depends to a great extent upon the occurrence of market conditions favorable to the Advisor’s trading strategy.

In the past there have been periods when market conditions have not been favorable to the Advisor’s strategy and such periods may recur.  The past performance of such trading strategy is not necessarily indicative of its future profitability, and no trading program can consistently determine which commodity to trade or when to enter into the trade.  Any factor which may lessen the prospect of favorable conditions in the future (such as increased governmental control of, or participation in, the markets) may reduce the Advisor’s ability to trade profitably in the future.

Illiquid markets could make it impossible for the Fund’s advisor to realize profits or limit losses.

When the volume of buy and sell orders in a market is small relative to the size of an order that the Advisor wants to execute for the Fund, it is more difficult to execute the order at the desired price or to quickly exit a losing position.  Despite the availability of trade information and price quotes, the Advisor may not be able to execute trades at or near quoted prices in low volume markets.  This applies to both exchange-traded and non-exchange-traded contracts.  Although the

Advisor will generally purchase and sell actively traded contracts, the Fund cannot assure investors that orders will be executed at or near the desired price.

Factors that can contribute to market illiquidity for exchange-traded contracts include:

•                  exchange-imposed price fluctuation limits;

•                  limits on the number of contracts speculative traders may hold in most commodity markets; and

•                  market disruptions.

Sydling expects that non-exchange-traded contracts will be traded for commodity interests for which there is generally a liquid underlying market.  Such markets, however, may experience periods of illiquidity and are also subject to market disruptions.

Because the Advisor already manages sizable assets in the commodity markets, it is probable that the Fund will encounter illiquid situations.  It is impossible to quantify the frequency or magnitude of these risks, however, especially because the conditions often occur unexpectedly.

Foreign exchanges are less regulated than U.S. markets and trading is subject to exchange rate, market practice and political risks.

The Fund may trade in commodity contracts on exchanges located outside the U.S.

Commodity exchanges and commodity futures and options trading in the United States are subject to regulation under the CEA by the CFTC and certain swap and forward contracts may be regulated in the future.  The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions.  Although the CFTC permits U.S. persons to trade futures and options on futures on non-U.S. exchanges, and may permit U.S. persons to trade swaps and forward contracts on such exchanges, non-U.S. exchanges are not regulated by the CFTC.  Therefore, the Fund will not receive any benefit of U.S. government regulation for these trading activities.

Trading on foreign exchanges involves some risks that trading on U.S. exchanges does not, such as:

•                  lack of investor protection regulation

The rights of the Fund in the event of the insolvency or bankruptcy of a non-U.S. market or broker are likely to differ from rights that the Fund would have in the U.S. and these rights may be more limited than in the case of failures of U.S. markets or brokers.

•                  possible governmental intervention

A foreign government might halt trading in a market and/or take possession of the Fund’s assets maintained in its country in which case the assets may never be recovered.  Sydling might have little or no notice that such events were happening.  In such circumstances, Sydling may not be able to obtain the Fund’s assets.

•                  relatively new markets

Some foreign exchanges on which the Fund trades may be in developmental stages so that prior price histories may not be indicative of current price patterns.

•                  exchange-rate exposure

The Fund is valued in U.S. dollars.  All of the contracts that the Advisor currently trades are priced and settled in U.S. dollars.  If in the future, the Advisor begins trading contracts on an exchange that are priced and settled in a non-U.S. currency, the Fund’s assets held in connection with those contracts may be held in a foreign depository in accounts denominated in a foreign currency.  In that event, changes in the value of the local currency relative to the U.S. dollar could cause losses to the Fund even if the contract traded is profitable.

Forward and spot contracts are not regulated and are subject to credit risk.

The Fund may engage in forward contracts on energy products and may enter into spot commodity transactions (transactions in physical commodities).  These contracts, unlike futures contracts and options on futures, are currently not regulated by the CFTC when traded between certain “eligible contract participants,” as defined in the CEA.  The Fund is currently an eligible contract participant.  On July 21, 2010, the President signed into law major financial services reform legislation in the form of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  The Dodd-Frank Act includes foreign exchange forwards in the definition of “swap” and therefore contemplates that certain of these contracts may be exchange-traded, cleared by a clearinghouse and regulated by the CFTC.  Although the CFTC has been granted authority to regulate forward foreign currencies, until the CFTC establishes rules with respect to these transactions or if the Treasury Department exempts these transactions, trading by the Fund in forward foreign currencies is not regulated by the CFTC.  Therefore, the Fund does not receive any benefit of CFTC regulation for these trading activities.

Furthermore, although the Dodd-Frank Act contemplates that certain foreign exchange forwards may be exchange-traded and cleared by a clearinghouse, these transactions are not currently exchange-traded so that, generally, no clearinghouse or exchange stands ready to meet the obligations of the contract.  Thus, the Fund faces the risk that its counterparties may not perform their obligations.  This risk may cause some or all of the Fund’s gains to be unrealized.

Purchasing and writing options could result in trading losses.

The Fund may trade in exchange-traded commodity options.  Specific market movements of the commodities or futures contracts underlying an option cannot accurately be predicted.  The purchaser of an option may lose the entire premium paid for the option.  The writer, or seller, of an option has unlimited risk.  An option writer collects a premium and risks losing the difference between the premium received and the price it would have to pay to obtain the underlying commodity or futures contract if the option buyer exercises its option.

Swaps are subject to credit risk.

The Fund may engage in swap transactions in crude oil and other energy related products.  In this connection, the Fund may contract with UBS AG, one of its affiliates, an affiliate of the Advisor, or an unaffiliated counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the commodity that is the subject of the swap.  Unlike futures and options on futures contracts and commodities, and although the Dodd-Frank Act contemplates that certain swaps will be exchange-traded and cleared by a clearinghouse in the future, swap contracts are currently not generally traded on an exchange or cleared by an exchange or clearinghouse.  As with any forward and spot contract, until such time as these transactions are cleared or guaranteed by an exchange, the Fund will be subject to the risk of counterparty default on its swaps.  Because swaps do not generally involve the delivery of underlying assets or principal, any loss would be limited to the net amount of payments required by contract.  In some of the Fund’s swap transactions the counterparty may require the Fund to deposit collateral to support the Fund’s obligation under the swap agreement.  If the counterparty to such a swap defaults, the Fund would lose the net amount of payments that the Fund is contractually entitled to receive and could lose, in addition, any collateral deposits made with the counterparty.

Sydling will review all swap counterparties.  If the swap counterparty is an unaffiliated entity, it may hold such collateral in U.S. or non-U.S. depositories.  If UBS AG is a swap counterparty to the Fund, a UBS AG affiliate located outside the United States or its territories will hold the collateral.  Such depositories are not subject to U.S. regulation.  The Fund’s assets held in these depositories are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to customers including the Fund.  Such events may include actions by the government of the jurisdiction in which the depository is located including expropriation, taxation, moratoria and political or diplomatic events.  Sydling does not currently expect that more than 10% of the Fund’s assets will be deposited in such offshore depositories.

Trading Advisor Risks

Past performance is no assurance of future results.

The Advisor generally bases its trading decisions on strategies that utilize fundamental analysis of underlying market forces in whole or in part.  Fundamental analysis attempts to examine factors external to the trading market that affect the supply and demand for a particular commodity in order to predict future prices.  Such analysis may not result in profitable trading because the Advisor may not have knowledge of all factors affecting supply and demand or may incorrectly interpret the information it does have.  Furthermore, prices may often be affected by unrelated or unexpected factors, and fundamental analysis may not enable the trader to determine whether its previous decisions were incorrect in sufficient time to avoid substantial losses.  In addition, fundamental analysis assumes that commodity markets are inefficient, i.e., that commodity prices do not always reflect all available information, which some market analysts dispute.  The Advisor may also consider “technical” factors, such as past price fluctuations of the group or type of commodity.

In addition, the Advisor may alter its strategies from time to time.  Therefore, the Advisor’s performance results in the future may materially differ from its prior trading record.  Moreover, somewhat different trading strategies may be required for accounts of differing sizes or trading objectives.  No assurance can be given that the Advisor’s trading techniques and strategies will be profitable.  In any event, past performance does not assure future results.

The reliance on key personnel of the Advisor subjects the Advisor or the Fund to substantial uncertainty if their services are no longer available.

The services of Mr. Annunziato, the Advisor’s President, are essential to the business of the Advisor.  If his services are no longer available, or if he were unable to provide his services, the continued ability of the Advisor to operate would be subject to substantial uncertainty and could be terminated.  In addition, Mr. Annunziato will devote to the affairs of the Fund and will devote to the trading affairs of any particular account only such time as he in his sole discretion deems necessary.

The Advisor will engage in other activities, including managing other customer accounts.

The Advisor and its principals currently manage and intend to manage additional customer accounts (including other investment pools) in the future.  Trading orders for such accounts similar to those of the Fund may occur contemporaneously.  There is no specific limit under the Trading Advisory Agreement as to the number of accounts that may be managed or advised by the Advisor and its principals.  The performance of the Fund’s investments could be adversely affected by the manner in which particular orders are entered by the Advisor and its principals for all such accounts.

Descriptions of the Advisor’s strategy may not be applicable in the future.

The Advisor may make material changes to the trading strategy it uses in trading the Fund’s account with the consent of Sydling, who has authority to authorize any material changes.  If this happens, the descriptions herein and in the Memorandum would no longer be useful.  Sydling does not anticipate that this will occur frequently, if at all.  Investors will be informed of any changes to the Advisor’s strategy that Sydling deems to be material, however, investors may not be notified until after a change occurs.  Non-material changes may be made by the Advisor without the consent of Sydling.  These changes may nevertheless affect the Fund’s performance.

Speculative position and trading limits may reduce profitability.

The CFTC and U.S. exchanges have established “speculative position limits” on the maximum net long or net short position which any person may hold or control in particular futures and options on futures contracts.  In addition, the CFTC imposes speculative position limits on certain contracts that it determines are “significant price discovery contracts.”  Most exchanges also limit the amount of fluctuation in commodity futures contract prices on a single trading day.  The Advisor believes that established speculative position and trading limits will not materially adversely affect trading for the Fund.  The trading instructions of the Advisor, however, may have to be modified, and positions held by the Fund may have to be liquidated in order to avoid exceeding these limits.  Such modification or liquidation could adversely affect the operations and profitability of the Fund by increasing transaction costs to liquidate positions and limiting potential profits on the liquidated positions.  The CFTC has adopted additional position limit rules pursuant to the Dodd-Frank Act that could restrict the Fund’s trading activities and adversely affect the Fund.

The 2008 amendments to the CEA, among other things, required that certain previously exempt markets establish speculative position limits on contracts that the CFTC determined were “significant price discovery contracts.”  Additionally, the Dodd-Frank Act authorized the CFTC to impose aggregate position limits across all futures contracts and swap contracts on the same underlying commodity that perform significant price discovery functions.  In October 2011, the CFTC adopted new rules imposing position limits on certain futures contracts and any economically equivalent futures, options and swaps.  This rule could have an adverse effect on the Advisor’s trading for the Fund.

Fund performance may be hindered by increased competition for positions.

Assets in managed futures have grown from an estimated $300 million in 1980 to over $300 billion in 2011.  This means increased trading competition.  Since futures are traded in an auction-like market, the more competition there is for the same contracts, the more difficult it is for the Advisor to obtain the best prices for the Fund.  The Advisor is required to use an allocation methodology that is fair to all of its customers.

Investors will not have access to the Fund’s positions and must rely on Sydling to monitor the Advisor.

Investors will not have access to the Fund’s trading positions. Consequently, investors will not know whether the Advisor is adhering to the Fund’s trading policies and must rely on the ability of Sydling to monitor trading and protect their investment.

Fund Structure and Organization Risks

The Fund will pay substantial fees and expenses regardless of profitability.

The Fund must pay substantial brokerage fees, advisory fees, legal, accounting and reporting expenses and filing fees regardless of whether it realizes profits.

The Fund will therefore be required to make substantial trading profits and interest income in order to avoid depletion or exhaustion of its assets.

The Fund will make an incentive allocation to the Advisor.

The Fund will make an incentive allocation to the Advisor as of the end of each calendar quarter, rather than pay it an incentive fee based on profits, the latter of which is typical of most commodity pools.  The incentive allocation will in part reduce a Member’s share of Fund capital gains rather than reducing only ordinary income and, therefore, federal taxation of the Member with respect to Fund income will be at a slightly higher rate.  Further, the incentive allocation will be based on realized gains and losses resulting both from sales or exchanges during the taxable year and from marking to market the commodity interests held at the end of the year.  As a result, incentive allocations could be allocated on marked-to-market gains which may never in fact be realized.

Conflicts of interest exist in the structure and operation of the Fund’s business.

These conflicts include:

•                  Sydling and UBS Securities, the Master Fund’s commodity broker, are affiliates, brokerage fees have not been set at arm’s length and Sydling has no incentive to replace UBS Securities as commodity broker for the Master Fund even if such replacement would be in the best interest of the Fund;

•                  the affiliation between Sydling and affiliated selling agents (currently UBS Financial Services) creates a potential conflict because, in consideration for acting as a selling agent for the Fund, UBS Financial Services receives a portion of the fees paid to UBS Securities, and Sydling has no incentive to replace UBS Financial Services as a selling agent;

•                  the Advisor, the Master Fund’s commodity broker and their principals and/or affiliates trade for their own accounts or for clients and may take competing positions or positions opposite to or ahead of those taken for the Fund; and

•                  an investor’s financial advisor will receive ongoing compensation for providing services to its account and therefore has a conflict of interest in advising the investor when and whether to purchase or redeem Redeemable Units.

No specific policies regarding conflicts of interest, however, have been adopted by the Fund.

The Fund is part of a “Master-Feeder” Structure.

The Fund is currently the only investor in the Master Fund.  Additional Feeder Funds may be created at any time to invest in the Master Fund.

The “master-feeder” fund structure presents certain unique risks to investors.  Smaller Feeder Funds investing in the Master Fund may be materially affected by the actions of larger Feeder Funds investing in the Master Fund.  For example, if a larger Feeder Fund withdraws from the Master Fund, the remaining Feeder Funds may experience higher pro rata operating expenses, thereby producing lower returns.  The Master Fund’s portfolio may become less diverse due to a withdrawal by a larger Feeder Fund, resulting in increased volatility and risk.  The Fund may withdraw its investment in the Master Fund at any time, if Sydling determines that it is in the best interests of the Fund to do so.  In such event, Sydling would consider what action might be taken, including retaining the Advisor to manage the Fund’s assets directly.

An investor’s ability to redeem or transfer Redeemable Units is limited.

An investor may redeem its Redeemable Units as of the end of each month after the investor has held such Redeemable Units for three (3) full months on ten (10) business days’ notice.  An investor will not know the value of its redemption prior to the time the investor submits its request to redeem its Redeemable Units.  Under extraordinary circumstances, including market conditions that would prohibit the liquidation of positions, the Fund may delay redemptions beyond the end of the applicable month.  No public market for the Fund’s Redeemable Units exists.  An investor may transfer its Redeemable Units with notice to Sydling.  A transferee cannot, however, become a Member without Sydling’s approval.

Investors will not participate in management of the Fund’s business.

Investors are not permitted to participate in the management or control of the Fund or the conduct of its business.  Investors will have limited voting rights with respect to the Fund’s affairs.  Investors must rely upon the fiduciary responsibility and judgment of Sydling to manage the Fund’s affairs in the best interests of the Members.

Expiration or termination of the Trading Advisory Agreement with the Advisor could increase fees paid to the Advisor or new advisor(s).

The Trading Advisory Agreement with the Advisor expires each June 30, at which time it may be renewed for additional one-year periods.  The Advisor may not agree to renew its agreement on the same terms (provided, however, that in any contract renewal or renegotiation, the Advisor will carry forward all losses attributable to its trading), and new advisor(s) may not agree to similar terms.  In the event that a new advisor is selected, new trading profits earned by the new advisor will not be reduced by cumulative net realized trading losses, if any, incurred by the prior advisor.  The advisory fees payable by the Fund could increase according to the terms of new advisory agreement(s) or if new advisor(s) were selected.  The Master Fund is subject to these same risks upon the expiration or termination of its Trading Advisory Agreement with the Advisor.

The Fund may terminate before investors achieve their investment objective.

Unforeseen circumstances, including substantial losses or withdrawal of Sydling as the Fund’s commodity pool operator and/or trading manager, could cause the Fund to terminate prior to its stated termination date of December 31, 2036.  Early termination of the Fund could disrupt an investor’s overall investment portfolio plan resulting in the loss of all of its investment.

The offering of Redeemable Units has not been subject to independent review or review on an investor’s behalf.

The Fund, Sydling, the selling agent, the commodity broker and the Advisor are each represented by counsel.  The Advisor is represented by separate counsel.  Investors do not have legal counsel representing them as Members in connection with the Fund.  Accordingly, investors should consult their legal, tax and financial advisors regarding the desirability of investing in the Fund.

Sydling may reduce its investment in the Fund in the future.

As of March 31, 2012, Sydling owns approximately 0.01% of the Fund and currently intends to maintain an investment in the Fund.  Sydling may withdraw some or all of its ownership interest in the Fund in the future, subject to the terms of the LLC Agreement.

Tax and Other Regulatory Risks

An investor’s tax liability may exceed cash distributions.

Sydling does not currently intend to distribute cash to Members.  Cash will be distributed to investors at the sole discretion of Sydling.  Investors will be taxed each year on their allocable share of the Fund’s income and gains whether or not any cash has been distributed to investors by the Fund.  The only way for investors to obtain cash earned on their investment is to redeem Redeemable Units.  After a three- (3) month holding period, investors may redeem their Redeemable Units monthly in order to provide funds for the payment of taxes or for any other purpose.

Investors could owe tax on their share of the Fund’s ordinary income despite overall losses.

Gain or loss on futures, options on futures and forwards will be taxed as capital gains or losses for U.S. federal income tax purposes.  Interest income, income on certain types of swaps and gain on some foreign futures contracts are ordinary income.  In the case of investors who are individuals, capital losses can only be used to offset capital gains plus $3,000 of ordinary income each year (or $1,500 in the case of a married individual who files a separate federal income tax return).  Therefore, investors may be required to pay tax on their allocable share of the Fund’s ordinary income, even though the Fund incurs overall losses.

Non-U.S. investors may face exchange rate risk and local tax consequences.

Non-U.S. investors should note that Redeemable Units are denominated in U.S. dollars and that changes in rates of exchange between currencies may cause the value of their investment to decrease or to increase.  Non-U.S. investors should consult their own tax advisors concerning the applicable U.S. and foreign tax implications of this investment.

Investors do not have the protections provided to a regulated mutual fund.

The Fund is not a registered securities investment company, or “mutual fund,” subject to the 1940 Act.  Therefore, investors will not have the protections provided by that statute.

Deregistration of the commodity pool operator and the commodity trading advisor could disrupt operations.

Sydling is a registered commodity pool operator and commodity trading advisor and the Advisor is a registered commodity trading advisor.  If the CFTC were to terminate, suspend, revoke or not renew the registration of Sydling, Sydling would withdraw as the commodity pool operator and would no longer continue to act as trading manager of the Fund.  The Members would then determine whether to select a replacement commodity pool operator and/or trading manager or to dissolve the Fund.  If the CFTC were to terminate, suspend, revoke or not renew the registration of the Advisor, Sydling would terminate the Trading Advisory Agreement.  Sydling could reallocate the Fund’s assets managed by the Advisor to a new advisor or advisors or terminate the Fund.  No action is currently pending or threatened against Sydling or the Advisor.

Regulatory changes could restrict the Fund’s operations.

Federal agencies including the SEC, the CFTC and the Federal Reserve Bank regulate certain activities of the Fund, Sydling and the Advisor.  Regulatory changes could adversely affect the Fund by restricting its trading activities and/or increasing the costs or taxes to which the investors are subject.  The Dodd-Frank Act, among other things, grants the CFTC and SEC broad rulemaking authority to implement various provisions of the Dodd-Frank Act including comprehensive regulation of the over-the-counter (“OTC”) derivatives market.  The implementation of the Dodd-Frank Act could adversely affect the Fund by increasing transaction and/or regulatory compliance costs.  In addition, greater regulatory scrutiny may increase the Fund’s and Sydling’s exposure to potential liabilities.  Increased regulatory oversight can also impose administrative burdens on Sydling, including, without limitation, responding to investigations and implementing new policies and procedures.  As a result, Sydling’s time, attention and resources may be diverted from portfolio management activities.

The enactment of the Dodd-Frank Act will result in enhanced regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and may result in enhanced regulation of certain affiliates of UBS AG by the Office of the Comptroller of the Currency.  For example, the Dodd-Frank Act will generally require that, in order for an entity to maintain its status as a financial holding company under the Bank Holding Company Act, it must be well capitalized and well managed, as those terms are defined by the Federal Reserve.  The Dodd-Frank Act also grants the Federal Reserve greater regulatory authority over the subsidiaries of a bank holding company.  Additionally, a bank holding company with more than $50 billion in consolidated assets is subject to enhanced supervision by, and more stringent prudential standards to be established by, the Federal Reserve.  The Federal Reserve is also required to apply higher capital requirements to bank holding companies with more than $50 billion in consolidated assets than to other bank holding companies.

Other potentially adverse regulatory initiatives could develop suddenly and without notice.

Potential Failure of the Fund’s Futures Commission Merchant.

CEA Section 4d(a)(2) requires a futures commission merchant to segregate funds deposited in a customer’s commodity futures account.  If UBS Securities fails to properly segregate customer funds, the Fund may be subject to a risk of loss of its funds on deposit in the event of UBS Securities’ bankruptcy or insolvency.  In addition, under certain circumstances, such as the inability of another customer of UBS Securities or its own inability to satisfy substantial deficiencies in such other customer’s account, the Fund may be subject to a risk of loss of its funds on deposit even if such funds are properly segregated.  In the case of any such bankruptcy or customer loss, the Fund might recover only a pro rata share of all property available for distribution to all of the futures commission merchant’s customers.  If no property is available for distribution, the Fund would not recover any of its assets.

Assets Held in Accounts at U.S. Banks May Not Be Fully Insured.

The assets of the Fund that are deposited with the Master Fund’s commodity broker may be placed in deposit accounts at U.S. banks.  The Federal Deposit Insurance Corporation (“FDIC”) insures deposits held at its member banks for up to $250,000 (including principal and accrued interest) for each insurable capacity (e.g., individual accounts, joint accounts, corporate accounts, etc.).  If the FDIC were to become receiver of U.S. bank holding deposit accounts that were established by the Master Fund’s commodity broker, then it is uncertain whether the commodity broker, the Fund, the Master Fund or the Member would be able to reclaim cash in the deposit accounts above $250,000.

The Fund may be deemed to hold ERISA “Plan Assets.”

If the Fund were deemed to hold “plan assets” of ERISA Plans, many of the Fund’s investments and the Fund’s incentive fee structure could constitute or give rise to prohibited transactions under ERISA and Section 4975 of the Code.  In addition, investment by a Plan Fiduciary of an ERISA Plan that is subject to Part IV of Title I of ERISA could be deemed an improper delegation of investment authority, and the fiduciary could be liable, either directly or under the co-fiduciary rules of ERISA, for the acts of the Sydling.

This list of Risk Factors does not purport to be a complete explanation of the risks involved in the Fund.  Investors should read this entire Form 10 and the entire Memorandum before determining to invest in the Redeemable Units.

Item 2.  Financial Information.

a)             Selected Financial Data.  The Fund commenced trading operations on December 1, 2011.  Realized and unrealized gains (losses), interest income, net income (loss), increase in net asset value per Redeemable Unit, total assets, total liabilities and total capital for the period from December 1, 2011 (commencement of trading operations) through March 31, 2012 were as follows:

Period from December 1, 2011 (commencement of trading operations) through March 31, 2012
Realized and unrealized trading gains (losses)	$1,699,414
Interest income	$13,245
Net Income (Loss) before Incentive Allocation to Advisor	$(1,735,267)
Incentive Allocation to the Advisor*	$0
Net Income (Loss) available for pro rata distribution to Member	$(1,735,267)
Increase in net asset value per Redeemable Unit	$(4.03)
Total assets	$199,654,364
Total liabilities	$28,313,246
Total capital	$171,341,118

* An incentive allocation to the Advisor, if any, is made in Redeemable Units quarterly based on new trading profits during each calendar quarter. No Redeemable Units have been issued to the Advisor as of March 31, 2012.

Past performance is not necessarily indicative of future performance and the Fund’s level of future performance cannot be predicted.

b)             Management’s Discussion and Analysis of Financial Condition and Results of Operations

1)             Liquidity

The Fund does not engage in the sale of goods or services.  Its only assets are its investment in the Master Fund and cash.  The Master Fund does not engage in the sale of goods or services.  The Master Fund’s only assets are the equity in its trading accounts, consisting of cash and cash equivalents, net unrealized appreciation of open futures contracts, net unrealized appreciation on forward contracts and options, if applicable.  Because of the low margin deposits normally required in commodity futures trading, relatively small price movements may result in substantial losses to the Fund, through its investment in the Master Fund.  While substantial losses could lead to a material decrease in liquidity, no such illiquidity occurred during the period ended March 31, 2012.

The Fund, either directly or indirectly through an investment in the Master Fund, will follow the trading policies set forth below:

1. The Fund will invest its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions.

2. The Advisor will not initiate additional positions in any commodity if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Fund’s net assets allocated to the Advisor.

3. The Fund may occasionally accept physical delivery of a commodity.

4. The Fund will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5. The Fund will not utilize borrowings except short-term borrowings if the Fund takes delivery of any cash commodities.

6. The Advisor may from time to time employ trading strategies such as spreads or straddles on behalf of the Fund.  The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous holding of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7. The Fund will not permit the churning of its commodity trading account.

In the normal course of its business the Fund, through the Fund’s investment in the Master Fund, is party to financial instruments with off-balance-sheet risk, including derivative financial instruments and derivative commodity instruments.  These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index or reference rate, and generally represent future commitments to exchange currencies or cash flows, or purchase or sell other financial instruments at specified terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument.  The Master Fund may trade commodity options.  Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted.  The purchaser of an option may lose the entire premium paid for the option.  The writer, or seller, of an option has unlimited risk.  These instruments may be traded on an exchange or OTC.  Exchange-traded instruments are standardized and include futures and certain option contracts.  OTC contracts are negotiated between contracting parties and include forwards and certain options.  Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk.  In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.  The Master Fund’s swap contracts are OTC contracts.  As of March 31, 2012, the Master Fund held no OTC contracts.

Market risk is the potential for changes in the value of the financial instruments traded by the Master Fund due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices.  Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.  The Master Fund is exposed to market risk equal to the value of the futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract.  Credit risk with respect to exchange-traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions.  The Fund’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments.  The Fund, through its investment in the Master Fund, has credit risk and concentration risk because the sole counterparty or broker with respect to the Master Fund’s assets is UBS Securities.

As both a buyer and seller of options, the Master Fund pays or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option.  Written options expose the Master Fund to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid.  Certain written put options permit cash settlement and do not require the option holder to own the reference asset.  The Master Fund does not consider these contracts to be guarantees as described in Financial Accounting Standards Board (“FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees.”

As the commodity pool operator and trading manager of the Master Fund, Sydling monitors and controls the Fund’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Fund is subject.  These monitoring systems allow Sydling to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics.  In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions. (See also “Item 13.  Financial Statements and Supplementary Data” for further information on financial instrument risk included in the notes to financial statements.)

Other than the risks inherent in commodity futures and other derivatives trading, the Fund knows of no trends, demands, commitments, events or uncertainties which will result, or which are reasonably likely to result, in the Fund’s liquidity increasing or decreasing in any material way.  The LLC Agreement provides that the Fund will wind up and liquidate all open positions under certain circumstances including a decrease in net asset value per Redeemable Unit to less than $400 as of the close of business on any trading day.

The majority of these instruments mature within one year of the date the position is established.  However, due to the nature of the Fund’s and the Master Fund’s business, these instruments may not be held to maturity.

From December 1, 2011 through March 31, 2012, the Master Fund’s average margin to equity ratio was 2.61%.

2)             Capital resources

The Fund and the Master Fund have made no material commitments for capital expenditures.

The Fund’s capital consists of the capital contributions of the Members as increased or decreased by income (loss) from its investment in the Master Fund and by expenses, interest income, redemptions of Redeemable Units and distributions of profits, if any.  Gains or losses on trading cannot be predicted.  Fund expenses consist of, among other things, administrative, advisory and ongoing brokerage fees. The level of these expenses is dependent upon the level of trading and the ability of the Advisor to identify and take advantage of price movements in the commodity markets, in addition to the level of net assets maintained. In addition, the amount of interest income payable by UBS Securities is dependent upon interest rates over which the Fund has no control.

For the period December 1, 2011 through March 31, 2012, the Fund’s capital increased 104.83% from $83,651,142 to $171,341,118. This increase was attributable to subscription of 172,242.681 Redeemable Units totaling $173,284,845, which was partially offset by a net loss from operations of $(1,735,267) coupled with the redemption of 506.527 Redeemable Units resulting in an outflow of $505,362.

Gains or losses on commodity interest trading cannot be predicted.  Market moves in commodities are dependent upon fundamental and technical factors which the Advisor may or may not be able to identify, such as changing supply and demand relationships, weather, government agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates.

Critical Accounting Policies.  The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in members’ capital from operations during the reporting period.  Actual results could differ from those estimates.

The Fund values its investments at fair value, in accordance with U.S. GAAP, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Various inputs are used in determining the fair value of the Fund’s investments which are summarized in the three broad levels listed below.

Level 1 —        quoted prices (unadjusted) in active markets for identical securities.

Level 2 —        other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment spreads, credit risk, etc.)

Level 3 —        significant unobservable inputs (including the Master Fund’s own assumptions and indicative non-binding broker quotes.)

The Master Fund recognizes transfers into and out of the levels indicated above at the end of the reporting period.  During the period ended March 31, 2012, there were no transfers amongst Levels 1, 2 and 3 of the valuation hierarchy.

U.S. GAAP provides guidance in determining whether there has been a significant decrease in the volume and level of activity for an asset or liability when compared with normal market activity for such asset or liability (or similar assets or liabilities).  U.S. GAAP also provides guidance on identifying circumstances that indicate a transaction with regards to such an asset or liability is not orderly.  In its consideration, the Master Fund must consider inputs and valuation techniques used for each class of assets and liabilities.  Judgment is used to determine the appropriate classes of assets and liabilities for which disclosures about fair value measurements are provided.

Fair value measurement disclosure for each class of assets and liabilities requires greater disaggregation than the Fund’s line items in the Statement of Financial Condition.  The Fund determines the appropriate classes for those disclosures on the basis of the nature and risks of the assets and liabilities and their classification in the fair value hierarchy (i.e., Level 1, Level 2, and Level 3).

The Fund values investments in the Master Fund where there are no other rights or obligations inherent within the ownership interest held by the Fund based on the end of the day net asset value of the Master Fund (Level 2).  The value of the Fund’s investment in the Master Fund reflects its proportional interest in the Master Fund.  As of and for the period ended March 31, 2012, the Fund did not hold any derivative instruments that are based on unadjusted quoted prices in active markets for identical assets (Level 1) or priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

The Master Fund considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1).  The values of non exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets from observable inputs (Level 2).  As of and for the period ended March 31, 2012, the Master Fund did not hold any derivative instruments for which market quotations are not readily available and which are priced by broker-dealers who derive fair values for these assets from observable inputs (Level 2) or that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

The following is a summary of the inputs used in valuing the Master Fund’s investments at fair value.  The inputs or methodology used for valuing derivative instruments are not necessarily an indication of the risk associated with investing in those derivative instruments.

ASSET TABLE

Description	Total Fair Value at March 31, 2012	Level 1	Level 2	Level 3
Futures Options Purchased	$54,191,010	$54,191,010	$—	$—
Futures Contracts	$5,462,527	$5,462,527	$—	$—
Total Assets	$59,653,537	$59,653,537	$—	$—

Description	Total Fair Value at March 31, 2012	Level 1	Level 2	Level 3
Future Options Written	$(28,430,355)	$(28,430,355)	$—	$—
Total Assets	$(28,430,355)	$(28,430,355)	$—	$—

The Fund records its investment in the Master Fund at fair value and is represented by the Fund’s proportionate interest in the members’ capital of the Master Fund at March 31, 2012.  Valuation of securities held by the Master Fund is discussed in the notes to the Master Fund’s financial statements.  The Fund records its pro rata share of the Master Fund’s income, expenses and realized and unrealized gains and losses.  The performance of the Fund is directly attributable to the performance of the Master Fund.  The Fund records its subscription and redemption of the capital account related to its investment in the Master Fund on the transaction date.  The Master Fund will adjust the capital account of the Fund.  Trading fees are incurred by the Master Fund and are reflected in the pro rata allocation received by the Fund from the Master Fund.

Subscriptions received in advance represent the amount paid by the non-managing members for a percentage ownership into the Fund which have not yet been added as members’ capital as of March 31, 2012. The amount paid is held as cash in the Fund’s escrow account and represents the cash on the Statement of Financial Condition.

The Fund is classified as a partnership for U.S. federal income tax purposes, and the Fund will not pay U.S. federal income tax.  As a result, no income tax liability or expense has been recorded in the financial statements.

Management has analyzed the Master Fund’s tax positions for the open tax period and has concluded that no provision is required in the Master Fund’s financial statements.  The Master Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations.  For the period ended March 31, 2012, the Master Fund did not incur any interest or penalties.

The United States is the major tax jurisdiction for the Fund, and 2011 is the earliest tax year subject to examination.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”). However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements while other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The ASU is effective for annual and interim periods beginning after December

15, 2011 for public entities. This new guidance is not expected to have a material impact on the Fund’s financial statements.

3)             Results of Operations

From December 1, 2011, the commencement of trading, until March 31, 2012, the net asset value per Redeemable Unit decreased from $1,000.00 to $995.97.  Net assets are defined in the LLC Agreement as the total assets of the Fund including all cash, accrued interest, and the market value of all open commodity positions maintained by the Fund, less brokerage charges accrued and less all other liabilities of the Fund.  Net assets equal net asset value.  Net asset value of a Redeemable Unit means net asset value divided by the aggregate number of Redeemable Units outstanding.  The business reason for the success or failure of the Fund’s operations in any given period (including the period from December 1, 2011 (commencement of trading) through March 31, 2012) is the relative success or failure of the Advisor’s trading strategy in trading various worldwide commodity markets during the relevant periods.  The Fund for its own account, through its investment in the Master Fund, experienced a net trading gain of $1,699,414 before brokerage and related fees for the period from December 1, 2011 through March 31, 2012.  Gains were primarily attributable to the trading of NYMEX Natural Gas, IPE Gas Oil and RBOB Gasoline and were slightly offset by losses in NYMEX Heating Oil and Crude Oil.

Commodity futures markets are highly volatile.  The potential for broad and rapid price fluctuations increases the risks involved in commodity trading, but also increases the possibility of profit.  The profitability of the Fund (and the Master Fund) depends on the Advisor’s ability to forecast price changes in energy and energy related commodities.  Such price changes are influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates.  To the extent that the Advisor correctly makes such forecasts, the Fund (and the Master Fund) expects to increase capital through operations.

All of the Master Fund’s assets are deposited in commodity brokerage accounts with UBS Securities and are maintained in cash or in U.S. government securities and segregated as customer funds.  On amounts maintained in cash at UBS Securities, the Fund will receive, through its investment in the Master Fund, monthly interest on its allocable share of 100% of the average daily equity maintained in cash in the Master Fund’s brokerage account at a rate equal to the monthly average 30-day U.S. Treasury bill rate.  Any interest earned in the Master Fund’s account in excess of the amounts due to the Fund and any other Feeder Fund, as described above, if any, will be retained by Sydling.  Funds held by counterparties as collateral in connection with swap transactions will earn interest at a rate agreed upon between the parties to the transaction.

Sydling may, in its sole discretion, direct UBS Securities to place up to all of the Fund’s assets in Treasury bills.  The Fund will receive its allocable share of 100% of the interest earned on Treasury bills purchased for the Master Fund, if any.

Brokerage fees are calculated as a percentage of the Fund’s capital account balance at the Master Fund as of the end of each month and are affected by trading performance and redemptions.  Brokerage fees for the period December 1, 2011 through March 31, 2012 totaled $1,537,201.

Advisory fees are calculated as a percentage of the Fund’s net asset value as of the end of each month and are affected by trading performance and redemptions.  Advisory fees for the period December 1, 2011 through March 31, 2012 totaled $875,346.

Administrative fees are paid to Sydling for administering the business and affairs of the Fund.  These fees are calculated as a percentage of the Fund’s net asset value as of the end of each month and are affected by trading performance and redemptions.  Administrative fees for the period December 1, 2011 through March 31, 2012 totaled $218,836.

Incentive allocations to the Advisor are based on the new trading profits generated by the Advisor at the end of the year, as defined in the Trading Advisory Agreement between the Fund, Sydling and the Advisor.  There were no incentive allocations earned for the period December 1, 2011 through March 31, 2012.  The Advisor will not be allocated an incentive allocation until the Advisor recovers the net loss incurred and earns additional new trading profits for the Fund.

During the period December 1, 2011 (commencement of trading) through December 31, 2011, the net asset value per unit increased 1.1% from $1,000.00 to $1,011.12. The Fund, for its own account, through its investment in the Master Fund, experienced a net trading gain before brokerage commissions and related fees of $2,364,780 during this period.  The Fund posted gains for the period December 1, 2011 (commencement of trading) through December 31, 2011.  The biggest contribution during December came from the crude oil trades which yielded about two thirds of the performance upside. The other third came from the natural gas book with marginal positives in both distillates and gasoline/RBOB.

Crude oil prices swung between $92.50 and $102.50/barrel during December while the trading range for 2011 as a whole was $74.95 (early October) by $113.89 (early May). The spring highs were reached in reaction to Libyan unrest/civil war and the initial loss of virtually all of Libya’s 1.65 million barrels per day (mbd) of short-haul light sweet crude supplies. OPEC, Saudi Arabia in particular, quickly stepped in to fill the gap in crude supplies and by early August CME crude was flirting with $75.00/barrel for the first of two times during 2011.

One remarkable feature of global crude markets last year was the massive decline and price swing in the trans-Atlantic arbitrage relationship between Brent and WTI Cushing.  This spread began the year near parity but by mid-year was closer to $20.00/barrel discount for the WTI. That decline continued through the third quarter before reaching nearly $27.00/barrel early in the fourth quarter. This was a reaction to the divergence between the sudden gap in Libyan short-haul sweet supplies facing European buyers and the strong steady gains in U.S. midcontinent crude supplies.

In the U.S. higher Canadian imports and rapidly growing domestic output from the major shale plays (Bakken in North Dakota, Eagleford in Texas) led to major shifts in pipeline flows, and this created a similar wide disparity between crude prices at the U.S. Gulf Coast and the inland Cushing benchmark. At one point Light Louisiana Sweet crude reached a premium of $28.00/barrel over Cushing. Prices for LLS have since dropped to about $12.00 over WTI as the Brent/WTI spread rallied back to around -$10.00/barrel as the focus in the fourth quarter turned to Greece, Italy, Spain and the potential breakdown of the Euro Zone.  European refiners have also been saddled with a much bleaker margin profile than their U.S. counterparts.

During the Fund’s first quarter of 2012, the net asset value per unit decreased 1.5% from $1,011.12 to $995.97. The Fund, for its own account, through its investment in the Master Fund, experienced a net trading loss before brokerage commissions and related fees in the first quarter of 2012 of $665,366. Losses were primarily attributable to the Master Fund’s trading of commodity futures in IPE Brent Crude Oil, NYMEX Crude Oil, Indices and Softs and were partially offset by gains in NYMEX Energy Swaps, IPE Gas Oil, NYMEX Gasoline, NYMEX Natural Gas, NYMEX Heating Oil.

The most significant losses were incurred within the energies complex during January and February as short futures positions in Brent Crude Oil were negatively impacted as potential supply disruptions from Iran helped push prices higher. Further losses were incurred from short call options in Brent Crude Oil as prices rallied during January and February which also detracted from performance. Short futures positions in Light Sweet Crude Oil also incurred losses during February as prices strengthened on potential supply disruptions and an expected increase in demand. Additional losses were incurred within the energies complex from short futures positions in RBOB Gasoline as prices rallied in March despite significant open long interest in the market and weaker demand numbers in the United States. Trading in equity indices resulted in losses as long put options on the S&P 500 Index were negatively impacted during January and February as the U.S. equity markets rallied given renewed optimism about the economy. Lastly, long futures positions in Ethanol were negatively impacted during January and March as prices fell sharply during these two months as increased volatility in global commodity markets affected prices.

Commodity markets are highly volatile.  Broad price fluctuations and rapid inflation increase the risks involved in commodity trading, but also increase the possibility of profit.  The profitability of the Master Fund and the Fund depends on the Advisor’s ability to forecast changes in energy and energy related commodities.  Such price changes are influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural and trade programs and policies, national and international political and economic events and changes in interest rates.  To the extent that the Advisor correctly makes such forecasts, the Master Fund and the Fund expect to increase capital through operations.

In allocating substantially all of the assets of the Fund to the Master Fund, Sydling considered the Advisor’s past performance, trading style, volatility of markets traded and fee requirements.  Sydling may modify or terminate the allocation of assets to the Advisor at any time.

4)              Off-Balance-Sheet Arrangements: Not Applicable

5)              Tabular Disclosure of Contractual Obligations: Not Applicable

c)              Quantitative and Qualitative Disclosures about Market Risk.

All of the Fund’s assets are subject to the risk of trading loss through its investment in the Master Fund.

Past Results Not Necessarily Indicative of Future Performance.  The Master Fund is a speculative commodity pool.  The market sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Fund’s assets are subject to the risk of trading loss through its investment in the Master Fund.  Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Master Fund’s and the Fund’s main line of business.

The risk to the Members that have purchased interests in the Fund is limited to the amount of their capital contributions to the Fund and their share of Fund assets and undistributed profits.  This limited liability is a consequence of the organization of the Fund as a limited liability company under applicable law.

Market movements result in frequent changes in the fair market value of the Master Fund’s open positions and, consequently, in its earnings and cash flow.  The Master Fund’s and the Fund’s market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification results among the Master Fund’s open positions and the liquidity of the markets in which it trades.

The Master Fund rapidly acquires and liquidates both long and short positions in a wide range of different markets.  Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Master Fund’s past performance is not necessarily indicative of its future results.

Value at Risk is a measure of the maximum amount which the Master Fund could reasonably be expected to lose in a given market sector.  However, the inherent uncertainty of the Master Fund’s speculative trading and the recurrence in the markets traded by the Master Fund of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Master Fund’s experience to date (i.e., “risk of ruin”).  In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Master Fund’s losses in any market sector will be limited to Value at Risk or by the Master Fund’s attempts to manage its market risk.

Standard of Materiality.  Materiality, as used in this section, “Qualitative and Quantitative Disclosures About Market Risk,” is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Master Fund’s market sensitive instruments.

Quantifying the Fund’s Trading Value at Risk.  The following quantitative disclosures regarding the Fund’s market risk exposures contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act).  All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor except for statements of historical fact (such as the terms of particular contracts and the number of market risk sensitive instruments held during or at the end of the reporting period).

The Master Fund’s risk exposure in the various market sectors traded by the Advisor is quantified below in terms of Value at Risk.  Due to the Master Fund’s mark-to-market accounting, any loss in the fair value of the Master Fund’s open positions is directly reflected in the Master Fund’s earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Master Fund as the measure of its Value at Risk.  Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%-99% of any one-day interval.  The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation.  Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

In the case of market sensitive instruments which are not exchange-traded (almost exclusively swaps in the case of the Master Fund), the margin requirements for the equivalent futures positions have been used as Value at Risk.  In those rare cases in which a futures-equivalent margin is not available, dealers’ margins have been used.

The fair value of the Master Fund’s futures and forward positions does not have any optionality component.  However, the Advisor does trade commodity options.  The Value at Risk associated with options is reflected in the following table as the margin requirement attributable to the instrument underlying each option.  Where this instrument is a futures contract, the futures margin, and where this instrument is a physical commodity, the futures-equivalent maintenance margin, has been used.  This calculation is conservative in that it assumes that the fair value of an option will decline by the same amount as the fair value of the underlying instrument whereas, in fact, the fair values of the options traded by the Master Fund in almost all cases fluctuate to a lesser extent than those of the underlying instruments.

In quantifying the Master Fund’s Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed.  Consequently, the margin requirements applicable to the open contracts have simply been added to determine each trading category’s aggregate Value at Risk.  The diversification effects resulting from the fact that the Master Fund’s positions are rarely, if ever, 100% positively correlated have not been reflected.

The Master Fund’s Trading Value at Risk in Different Market Sectors

Value at Risk tables represent a probabilistic assessment of the risk of loss in the market risk sensitive instruments.

The following table indicates the trading Value at Risk associated with the Master Fund’s open positions by market category as of March 31, 2012, and the highest, lowest and average value at any point during the period December 1, 2011 (commencement of trading) through March 31, 2012. All open position trading risk exposures of the Master Fund have been included in calculating the figures set forth below.  As of March 31, 2012, the Master Fund’s total capitalization was $171,341,118 and the Fund owned approximately 100% of the Master Fund. The Fund invests substantially all of its assets in the Master Fund. The Master Fund’s Value at Risk as of March 31, 2012 was as follows:

March 31, 2012

(unaudited)

Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$3,798,784	2.22%	$5,223,747	$1,910,989	$3,378,719
Grains	9,415	0.01%	39,277	5,008	19,235
Index	—	—%	44,881	0	6,999
Total	$3,808,199	2.23%

* Annual average of month-end Value at Risk.

The following table indicates the trading Value at Risk associated with the Master Fund’s open positions by market category as of December 31, 2011, and the highest, lowest and average value at any point during the period December 1 2011 (commencement of trading) through December 31, 2011. All open position trading risk exposures of the Master Fund have been included in calculating the figures set forth below.  As of December 31, 2011, the Master Fund’s total capitalization was $84,899,236 and the Fund owned approximately 100% of the Master Fund. The Fund invests substantially all of its assets in the Master Fund. The Master Fund’s Value at Risk as of December 31, 2011 was as follows:

December 31, 2011

(unaudited)

Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$2,837,459	3.34%	$2,916,751	$1,910,989	$2,241,991
Grains	26,094	0.03%	26,094	5,008	16,253
Index	—	—	11,473	—	2,138
Total	$2,863,553	3.37%

* Annual average of month-end Value at Risk.

Material Limitations on Value at Risk as an Assessment of Market Risk.

The face value of the market sector instruments held by the Master Fund is typically many times the applicable maintenance margin requirement (margin requirements generally range between 1% and 25% of contract face value) as well as many times the capitalization of the Master Fund.  The magnitude of the Master Fund’s open positions creates a “risk of ruin” not typically found in most other investment vehicles.  Because of the size of its positions, certain market conditions - unusual, but historically recurring from time to time - could cause the Master Fund to incur severe losses over a short period of time.  Neither the Value at Risk table of the Master Fund, nor the past performance of the Master Fund, give any indication of this “risk of ruin.”

Qualitative Disclosures Regarding Primary Trading Risk Exposures.

The following qualitative disclosures regarding the Fund’s market risk exposures - except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Fund manages its primary market risk exposures - constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

The Master Fund’s primary market risk exposures as well as the strategies used and to be used by Sydling and the Advisor for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Master Fund’s risk controls to differ materially from the objectives of such strategies.  Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the risk management strategies of the Master Fund.  There can be no assurance that the Master Fund’s current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long-term.  Investors must be prepared to lose all or substantially all of their investment in the Fund.

The following were the primary trading risk exposures of the Master Fund as of March 31, 2012, by market sector.

Energy. Energy-related products, such as crude oil, heating oil, gasoline and natural gas, constitute the principal market exposure of the Master Fund. The Master Fund has substantial market exposure to gas and oil price movements, often resulting from political developments in the Middle East. Political developments in other countries or regions can also materially impact upon the prices of energy products, as could changing supply and demand relationships, weather, governmental, commercial and trade programs and policies, and other significant economic events. Energy prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in these markets.

The Master Fund engages in swap transactions in crude oil and other energy-related products. In this connection, the Master Fund contracts with its counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the energy product that is the subject of the swap. Swap contracts are not guaranteed by an exchange or clearinghouse. UBS Securities does not engage in swap transactions as a principal.

The Master Fund usually enters into swaps on a net basis, i.e., the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the Master Fund receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is limited to the net amount of payments that the Master Fund is contractually obligated to make. If the counterparty to a swap defaults, the Master Fund’s risk of loss consists of the net amount of payments that the Master Fund is contractually entitled to receive.

The Master Fund may also enter into spot transactions to purchase or sell commodities with UBS Securities, or one of its affiliates, as principal. Such spot transactions provide for two-day settlement and are not margined. Such transactions may be entered into in connection with exchange-for-physical transactions. Like the swap contract market, the spot market is a principals’ market so there is no clearinghouse guarantee of performance. Instead, the Master Fund is subject to the risk of inability of, or refusal by, a counterparty to perform with respect to the underlying contract.

Other Commodity Interests. The Master Fund primarily emphasizes the trading of energy products, but may also trade some portion of its assets in other commodity interests, including, but not limited to, commodity interest contracts on the Goldman Sachs Commodity Index (an index future comprised primarily of energy products). Commodity interest prices can be affected by numerous factors, including political developments, weather conditions, seasonal effects and other factors which affect supply and demand for the underlying commodity.

Qualitative Disclosures Regarding Non-Trading Risk Exposure.

The following were the non-trading risk exposures of the Master Fund as of March 31, 2012.

Operational Risk.  The Master Fund is directly exposed to market risk and credit risk, which arise in the normal course of its business activities.  Slightly less direct, but of critical importance, are risks pertaining to operational and back office support.  This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace.

Such risks include:

Operational/Settlement Risk - the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement or the inability to process large volumes of transactions.

Technological Risk - the risk of loss attributable to technological limitations or hardware failures that constrain the Fund’s and the Master Fund’s ability to gather, process, and communicate information efficiently and securely, without interruption, to customers within the Master Fund, the Fund and among Members, and in the markets where the Master Fund participates.

Legal/Documentation Risk - the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

Financial Control Risk - the risk of loss attributable to limitations in financial systems and controls.  Strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with authorization, and that financial information utilized by the Advisor and communicated to external parties, including members and regulators, is free of material errors.

Qualitative Disclosures Regarding Means of Managing Risk Exposure. Sydling monitors and controls the risk exposure of the Fund, through its investment in the Master Fund, on a daily basis through financial, credit and risk management monitoring systems and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master Fund and the Fund are subject.

Sydling, as the commodity pool operator and trading manager of the Master Fund, monitors the Master Fund’s performance and the concentration of its open positions, and consults with the Advisor concerning the Master Fund’s overall risk profile.  If Sydling felt it necessary to do so, Sydling could require the Advisor to liquidate positions, as well as enter positions traded on behalf of the Fund and the Master Fund.  However, any such intervention would be a highly unusual event.  Sydling primarily relies on the Advisor’s own risk control policies while maintaining a general supervisory overview of the Master Fund’s market risk exposures.  See also “Item 2(b). Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Advisor applies its own risk management policies to its trading.  The Advisor often follows diversification guidelines, margin limits and stop loss points to exit a position.  The Advisor’s research of risk management often suggests ongoing modifications to its trading programs.

As part of Sydling’s risk management, Sydling periodically meets with the Advisor to discuss its risk management and to look for any material changes to the Advisor’s portfolio balance and trading techniques.  The Advisor is required to notify Sydling of any material changes to its programs.

The Fund invests substantially all of its assets in the Master Fund.  Sydling, as the commodity pool operator and trading manager of the Master Fund, controls the risk of the Master Fund’s non-trading assets by depositing them in commodity brokerage accounts with UBS Securities.  Such accounts are maintained in cash and/or in U.S. government securities as described below.

All of the Master Fund’s assets are deposited in commodity brokerage accounts with UBS Securities and are maintained in cash or in U.S. government securities and segregated as customer funds.  On amounts maintained in cash at UBS Securities, the Fund will receive, through its investment in the Master Fund, monthly interest on its allocable share of 100% of the average daily equity maintained in cash in the Master Fund’s brokerage account at a rate equal to the monthly average 30-day U.S. Treasury bill rate.  Any interest earned in the Master Fund’s account in excess of the amounts due to the Fund and any other Feeder Fund, as described above, if any, will be retained by Sydling.  Funds held by counterparties as collateral in connection with swap transactions will earn interest at a rate agreed upon between the parties to the transaction.

Sydling may, in its sole discretion, direct UBS Securities to place up to all of the Fund’s assets in Treasury bills.  The Fund will receive its allocable share of 100% of the interest earned on Treasury bills purchased for the Master Fund, if any.

Funds held in connection with non-U.S. contracts, if any, may be held in secured amount accounts with depositories located outside of the United States or its territories.

Item 3.  Properties.

The Fund does not own or lease any properties.  Sydling operates out of facilities provided by its affiliate, UBS Alternatives LLC.

Item 4.    Security Ownership of Certain Beneficial Owners and Management.

Security ownership of certain beneficial owners.  As of March 31, 2012, there were no beneficial owners of more than five percent (5%) of the outstanding Redeemable Units.

Security ownership of management.  Under the terms of the LLC Agreement, the Fund’s affairs are managed by Sydling.  Sydling will maintain a level of ownership interest in the Fund that is sufficient to permit it to serve as the Fund’s tax matters partner.  As of March 31, 2012, Sydling owns approximately 0.01% of the Fund.   Sydling shares in profits and losses of the Fund in proportion to its share of Fund capital.    None of the directors and executive officers of Sydling beneficially owns any Redeemable Units. However, Sydling, UBS Securities, UBS Financial Services and their affiliates, principals and employees (collectively, “UBS Parties”) are free to purchase Redeemable Units for investment purposes.  At no time may 10% or more of the Fund be owned by UBS Parties.

If 10% or more of the Fund were owned by UBS Parties, UBS Securities would not be permitted to segregate the Fund’s assets as customer funds because the Fund’s accounts would be deemed to be proprietary accounts of UBS Securities under CFTC rules.

Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Redeemable Units	Sydling Futures Management LLC	25 Redeemable Units	0.01%

Changes in control.  None.

Item 5.  Directors and Executive Officers.

The Fund has no officers or directors and its affairs are managed by Sydling.  Investment decisions are made by the Advisor.

There have been no material administrative, civil or criminal actions pending, on appeal or concluded against Sydling or any of its individual principals within the past five years.

UBS Securities would be considered a promoter for purposes of Item 401(g) of Regulation S-K promulgated under the Securities Act.  There have been no material administrative, civil or criminal actions pending, on appeal or concluded against UBS Securities or any of its individual principals within the past five years, except as described below under “Item 8.  Legal Proceedings.”

As mentioned above, Sydling has selected the Advisor as the Fund’s trading advisor.  The principals of the Advisor and their business background is set forth below:

The four trading principals of the Advisor are: A. Anthony Annunziato, John Saucer, Denys Thorez, Chad Shimaitis.  The Advisor also has three non-trading principals, Gerard G. Trevino, AAA Capital Management Inc. and TCBPB Ltd., who will neither participate in making trading decisions for client accounts of the Advisor nor supervise or select persons so engaged.

Mr. A. Anthony Annunziato, 64, President, provided energy futures brokerage services to a wide range of commercial traders and individual investors for over 20 years at Citigroup Global Markets and its predecessor firms.  He was first registered as an associated person of EF Hutton & Company Inc., a commodity broker, from March 1981 to January 1984.  He began trading individual commodity accounts on a discretionary basis in February 1984 as an associated person of Shearson Lehman Brothers, a commodity broker.  Mr. Annunziato was also a registered floor broker from October 1985 to January 1988.  In July 1993, Shearson Lehman Brothers merged with Smith Barney Inc. and Mr. Annunziato became an associated person of Smith Barney Inc., which later merged to form Citigroup Global Markets, a commodity broker.  At Shearson Lehman Brothers, Smith Barney Inc. and Citigroup Global Markets he developed a customer base and at the same time was able to demonstrate his skill at trading commodity interests.  Mr. Annunziato formed the Advisor in March 1997 in order to better serve his customer base and he retired from Citigroup Global Markets in September 2005 in order to focus on the Advisor.  Mr. Annunziato was an associated person and principal of AAA Capital Management, Inc., from May 1997 to May 2007, and when the firm re-organized as AAA Capital Management Advisors, Ltd., he became a principal of the firm in February 2006 and an associated person in March 2006.  Since July 2006, he has also been a trading principal and an associated person of AAA Capital Partners, L.P., a registered commodity pool operator.  From February 1991 until September 2004, Mr. Annunziato operated Petrocom Energy Trading Corp. (a registered commodity trading advisor from March 1991 to September 1993) and Petrocom Energy Group Ltd., privately held companies which make energy related investments with proprietary funds.  Mr. Annunziato was a principal of Petrocom Energy Trading Corp. from March 1991 to September 1993 and an associated person of Petrocom Energy Trading Corp. from June 1991 to September 1993.  In September 2004 Petrocom Energy Group Ltd. split into two companies,

Petrocom Energy Group LLC and Petrocom Ventures Ltd.  Mr. Annunziato became and remains a majority investor in both privately held companies (however, he does not operate either company).

In May 2007, Mr. Annunziato co-founded EIV Fund Advisors LP and EIV Capital Management Co., LLC, the general partner and management company, respectively, of EIV Capital Fund LP, a private equity fund that seeks to invest in portfolio companies that provide current income and capital appreciation through effective management of assets used to store and transport physical commodities and/or invest in portfolio companies that buy and sell the commodities themselves.  Mr. Annunziato serves as the sole manager of EIV Fund Advisors LP, where he is responsible for, among other duties, general supervisory oversight.  Mr. Annunziato serves as the President of EIV Capital Management Co., LLC, but has no involvement in the daily operations of the entity.  With respect to EIV Capital Fund LP, Mr. Annunziato provides general oversight and participates in occasional, key fund decisions, including approval of all portfolio investments.  In March 2008, he co-founded Greenleaf Trading, a lumber trading business.  Mr. Annunziato is the majority investor in Greenleaf Trading, but has no involvement in its daily operations.  Nevertheless, Mr. Annunziato will occasionally consult with management regarding Greenleaf Trading’s strategy.  Mr. Annunziato graduated in 1971 from St. Bonaventure University with a B.S. in Business Management.

Mr. John Saucer, 47, Petroleum Specialist, joined AAA Capital Management, Inc., in January 2001.  Mr. Saucer was an associated person of AAA Capital Management, Inc. from January 2001 to May 2007 and a principal from December 2003 to May 2007, and when the firm re-organized as AAA Capital Management Advisors, Ltd. he became a principal of the firm in February 2006 and an associated person in March 2006.  He joined Citigroup Global Markets in September 1993 and was an associated person of Citigroup Global Markets from November 1994 through September 2005, including acting as Vice President—Investments, Commodity Futures Sales.  He also spent seven years as a Vice President and energy analyst in Citigroup Global Markets’ Futures Research Department.  Prior to his work at Citigroup Global Markets, Mr. Saucer spent five years as a senior editor at Petroleum Argus, a leading international oil market publication from April 1988 to September 1993.  Mr. Saucer is a 1987 graduate of the University of Texas with a B.A. in Economics.

Mr. Denys Thorez, 44, Technical Analysis Specialist, joined AAA Capital Management, Inc., in May 2002.  He was an associated person of AAA Capital Management, Inc., from August 2002 to May 2007 and a principal from December 2003 to May 2007, and when the firm re-organized as AAA Capital Management Advisors, Ltd., he became a principal of the firm in February 2006 and an associated person in March 2006.  Mr. Thorez was registered as an associated person of Citigroup Global Markets from June 2002 through September 2005.  His duties included serving as a Financial Consultant - Investments, Commodity Futures Sales for Citigroup Global Markets.  In May 2002, Mr. Thorez’s registration as an associated person of Citigroup Global Markets was pending.  Prior to joining Citigroup Global Markets, he spent five years as Director of Trading at Mirant Corp, an independent power company, where he was responsible for both petroleum and natural gas fixed-price and options trading (February 1997 to April 2002).  Previously, Mr. Thorez was a floor broker and an options market maker on the floor of the NYMEX from February 1993 to January 1997.  He graduated with a B.A. in Finance in

1989 from the University of Paris-Dauphine, holds an M.B.A. (1991) from Baruch College in New York and is a CFA charterholder (2007).

Mr. Chad Shimaitis, 36, Natural Gas Trader, was an associated person of AAA Capital Management, Inc., from April 2004 to May 2007 and a principal from February 2005 to May 2007, and when the firm re-organized as AAA Capital Management Advisors, Ltd., he became a principal of the firm in February 2006 and an associated person in March 2006.  Mr. Shimaitis became the branch manager of the firm’s Austin office in June 2010.  Mr. Shimaitis was an associated person of Citigroup Global Markets from April 2004 through September 2005, including serving as a Financial Consultant-Energy Futures Sales at Citigroup Global Markets.  Prior to joining Citigroup Global Markets, from May 2002 to March 2004, Mr. Shimaitis was Director of Financial Trading at Cinergy Marketing and Trade, a provider of natural gas and electric business marketing and trading services.  From October 1999 to May 2002, he was employed as Lead Trader of spark spreads and natural gas at Dynegy, Inc., owner and operator of power plants and a player in the natural gas and coal business.  Between graduation from college and trading at Dynegy, Mr. Shimaitis was also employed as a natural gas options trader for KN Energy, a pipeline transportation and energy storage company, from April 1998 to October 1999 and an analyst for Noram Energy, a distribution, transmission and marketing of natural gas company from May 1997 to April 1998.  Mr. Shimaitis is a 1997 graduate of The University of Texas at Austin with a B.A. in Business Economics.

Mr. Gerard G. Trevino, 40, Chief Operating Officer, has been associated with the Advisor since December 2001.  He was an associated person and a principal of AAA Capital Management, Inc., from August 2005 to May 2007, and when the firm re-organized as AAA Capital Management Advisors, Ltd. he became a principal of the firm in February 2006 and an associated person in March 2006.  He currently oversees operations and risk management and assists in research for the Advisor.  Previously, he was associated with Citigroup Global Markets from November 2001 to September 2005, including as an associated person of Citigroup Global Markets from July 2002 to September 2005.  He was also employed from June 2000 to October 2001 by Van Kampen Investments, a mutual fund and investment advisory firm, as a product manager assisting in equity and fixed income research and the bringing to market and marketing of unit investment trusts.  Previous to the product manager position he assisted the trade desk, portfolio manager and operations of Van Kampen Management Inc., portfolio manager, in the management of institutional fixed income portfolios from March 1999 to May 2000.  Other investment vehicles he worked with while at Van Kampen Funds from October 1996 to February 1999 include mutual funds, closed-end funds, and offshore funds.  He holds the Series 3, 6, 7, 63, and 65 licenses and earned his bachelor’s degrees in Philosophy and Psychology from the University of Houston in 1996.  He has been awarded the Chartered Alternative Investment Analyst designation and is a member of the Chartered Alternative Investment Analyst Association, Professional Risk Management International Association, and the Global Association of Risk Professionals.  Mr. Trevino is also fluent in Spanish.  Mr. Trevino is a member of the NFA Commodity Pool Operator / Commodity Trading Advisor Advisory Committee as of 2007.

Item 6.  Executive Compensation.

The Fund has no directors or officers.  Its affairs are managed by Sydling.  As compensation for its services, the Fund pays Sydling an administrative fee, as described under “Item 1.  Business.”  For the period from December 1, 2011 (commencement of trading operations) to March 31, 2012, Sydling earned $218,836 in administrative fees.

UBS Securities, an affiliate of Sydling, is the commodity broker for the Master Fund and receives brokerage fees for such services, as described under “Item 1.  Business.”  For the period from December 1, 2011 (commencement of trading operations) through March 31, 2012, UBS Securities earned $1,718,237 in brokerage and clearing fees from the Master Fund.  Such fees were deducted from the Fund’s capital account at the Master Fund.  The directors and officers of Sydling are employees of UBS Financial Services and do not receive any compensation from the Fund or Sydling.  The directors and officers of Sydling may have an indirect interest in the affairs of the Fund insofar as they are employed by UBS Financial Services, an affiliate of UBS Securities.

UBS Financial Services, an affiliate of Sydling, is the selling agent for the Fund and receives a portion of the brokerage fees for such services, as described under “Item 1.  Business.”  For the period from December 1, 2011 (commencement of trading operations) through March 31, 2012, UBS Financial Services earned $1,229,761.

As compensation for its services, the Fund pays the Advisor the advisory fees and makes incentive allocations in Redeemable Units described under “Item 1.  Business.”  For the period from December 1, 2011 (commencement of trading operations) through March 31, 2012, the Fund incurred $875,346 in advisory fees.  For the period from December 1, 2011 (commencement of trading operations) through March 31, 2012, the Fund accrued an incentive allocation due to gains in December 2011, and then reversed that accrual due to losses in the first quarter of 2012.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

Sydling would be considered a promoter for purposes of Item 404(c) of Regulation S-K promulgated under the Securities Act.  The nature and amounts of compensation the promoter will receive, if any, from the Fund are set forth under “Item 1. Business” and “Item 6. Executive Compensation.”

(a)   Transactions with related persons: None

(b)   Review, approval or ratification of transactions with related persons: Not applicable

Item 8.  Legal Proceedings.

There have been no material administrative, civil or criminal actions within the past five years against the Fund, Sydling or any of Sydling’s individual principals and no such actions are currently pending.

There have been no material administrative, civil or criminal actions within the past five years, to which UBS Securities, the Master Fund’s commodity broker and an affiliate of Sydling, or its subsidiaries have been a party or to which any of their property has been subject and no such actions are currently pending, except as follows.

Like most securities firms, UBS Securities is and has been a defendant in numerous legal proceedings, including actions brought by regulatory organizations and government agencies, relating to its securities and commodities business that allege various violations of federal and state securities laws. UBS AG, the ultimate parent company to UBS Securities, files annual reports and quarterly reports to the SEC in which it discloses material information about UBS Securities’ matters, including information about any material litigation or regulatory investigations. Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the NFA (http://www.nfa.futures.org/).

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint and notice of adjudicatory proceeding against UBS Securities, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleged that UBS Securities violated the Massachusetts Uniform Securities Act and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. On November 22, 2010, UBS entered into a Consent Order and Settlement with the Massachusetts Securities Division, pursuant to which UBS Securities agreed to implementing a disclosure policy and retaining an independent consultant to monitor the policy. UBS Securities also paid a $100,000 fine.

In the summer of 2008, the Massachusetts Securities Division, Texas State Securities Board, and the New York Attorney General (“NYAG”) all brought actions against UBS Securities and UBS Financial Services, alleging violations of various state law anti-fraud provisions in connection with the marketing and sale of auction rate securities.

On August 8, 2008, UBS Securities and UBS Financial Services reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining clients’ holdings of auction rate securities by June 30, 2012. On October 2, 2008, UBS Securities and UBS Financial Services entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial Services with regards to the auction rate securities matter.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation (the “Bureau”) filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp. (“NHHELCO”). The complaint alleged fraudulent and unethical conduct in violation of New Hampshire state statues. On April 14, 2010, UBS Securities entered into a Consent Order resolving all of the Bureau’s claims. UBS paid $750,000 to the Bureau for all costs associated with the Bureau’s investigation. UBS Securities entered a separate civil settlement with NHHELCO and provided a total financial benefit of $20 million to NHHELCO.

On December 11, 2008, UBS Securities and UBS Financial Services executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial Services finalized settlements with the SEC. UBS Securities paid penalties of $75 million to the NYAG and an additional $75 million to be apportioned among the participating NASAA states. In March 2010, UBS Securities and NASAA agreed on final settlement terms, pursuant to which, UBS Securities agreed to provide client liquidity up to an additional $200 million.

On April 29, 2010, the CFTC issued an order with respect to UBS Securities and levied a fine of $200,000. The Order stated that on February 6, 2009, UBS Securities’ employee broker aided and abetted a UBS Securities’ customer’s concealment of material facts from the New York Mercantile Exchange (“NYMEX”) in violation of Section 9(a)(4) of the CEA, 7 U.S.C. § 13(a)(4) (2006). Pursuant to NYMEX Rules, a block trade must be reported to NYMEX “within five minutes of the time of execution” consistent with the requirements of NYMEX Rule 6.21C(A)(6). Although the block trade in question was executed earlier in the day, UBS Securities’ employee broker aided and abetted its customer’s concealment of facts when, in response to the customer’s request to delay reporting the trade until after the close of trading, UBS Securities’ employee did not report the trade until after the close. Because the employee broker undertook his actions within the scope of his employment, pursuant to Section 2(a)(1)(B) of the CEA and CFTC Rule 1.2, UBS Securities is liable for the employee broker’s aiding and abetting of its customer’s violation of Section 9(a)(4) of the CEA.  The fine has been paid and the matter is now closed.

The Jerome F. Sheldon Trust, et al. v. UBS Securities LLC, et al. is one of a series of consolidated actions filed beginning in 2008 in the Superior Court of California, County of San Francisco relating to Solidus Networks, Inc., d/b/a Pay by Touch (“PBT”), for which UBS Securities served as a placement agent in several offerings by PBT. Plaintiffs in the consolidated actions allege, among other things, that UBS Securities and executives of PBT misrepresented the financial condition of PBT and failed to disclose certain legal difficulties of John Rogers (the initial founder and CEO of PBT) including alleged drug use. Plaintiffs’ complaint asserts that these alleged misrepresentations and omissions constituted fraud against certain investors in PBT and violated provisions of California securities law. Plaintiff claims $95 million in damages, plus interest and punitive damages. Trial was scheduled to begin the week of November 21, 2011.

In the course of its business, UBS Securities, as a major futures commission merchant and broker-dealer, is a party to various civil actions, claims and routine regulatory investigations and proceedings that Sydling believes do not have a material impact on the business of UBS Securities.  UBS Securities may establish reserves from time to time in connection with such actions.

UBS Securities will act only as a clearing broker for the Fund and as such will be paid commissions for executing and clearing trades on behalf of the Fund.  UBS Securities has not passed upon the adequacy or accuracy of this Form 10.  UBS Securities neither will act in any supervisory capacity with respect to Sydling nor participate in the management of Sydling or the Fund.

Item 9.    Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

a)     Market information.  The Fund has issued no stock.  There is no public market for the Redeemable Units.

b)    Holders.  As of March 31, 2012, the number of holders of Redeemable Units was 1,757.

c)     Distributions.  The Fund did not declare any distributions during 2011.  Sydling does not intend to declare any distributions in the future.

d)    Securities authorized for issuance under equity compensation plans.  Not applicable.

e)     Performance graph for Redeemable Units.  Not applicable.

Item 10.  Recent Sales of Unregistered Securities.

Securities sold.  From December 1, 2011 (commencement of initial offering period) through March 31, 2012, the Fund sold 172,242.681 Redeemable Units which resulted in aggregate proceeds to the Fund of $173,284,845.  (This figure does not include the $1,000 contributed, and subsequently redeemed, by the initial Member in order to form the Fund.)

Underwriters and other purchasers.  Redeemable Units were sold to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D.

Consideration.  The aggregate proceeds of securities sold during the period from December 1, 2011 (commencement of initial offering period) through March 31, 2012 was $173,284,845.  (This figure does not include the $1,000 contributed, and subsequently redeemed, by the initial Member in order to form the Fund.)

Since the cessation of the initial offering and beginning of the continuous offering, Redeemable Units have been sold monthly at net asset value per Redeemable Unit.  No underwriting discounts or commissions are paid in connection with the Redeemable Units.

Exemption from registration claimed.  Exemption is claimed from registration under Securities Act Section 4(2) and Section 506(a) of Regulation D promulgated thereunder.  The purchasers are accredited investors under Rule 501(a) of Regulation D.

The minimum subscription for Redeemable Units is $25,000 (or $10,000 in the case of ERISA Plans).  The minimum additional subscription for investors is $10,000.  Sydling may, in its sole discretion, lower these amounts.

In accordance with Part 4 of the CFTC regulations, before making any investment in the Fund, each investor is provided with a copy of the Memorandum, as supplemented, that contains information concerning the Fund as prescribed in CFTC regulations.

Terms of conversion or exercise.  Not applicable.

Use of proceeds.  Not applicable.

Item 11.  Description of Registrant’s Securities to be Registered.

The Fund is registering Redeemable Units which are privately offered.  Profits and losses of the Fund are allocated among the Members on a monthly basis in proportion to their capital accounts (the initial balance of which is the amount paid for their Redeemable Units).  Distributions of profits will be made at the sole discretion of Sydling.

A Member may transfer or assign his or her Redeemable Units upon notice to Sydling.  The assignment will be effective at the beginning of the next month after Sydling receives such notice.  An assignee may not become a Member without the consent of Sydling.  Sydling will not consent if it determines that the admission of the assignee to the Fund would endanger the Fund’s tax status as a partnership or otherwise have adverse legal consequences.  An assignee not admitted to the Fund as a Member will share the profits and capital of the Fund, but will not be entitled to vote, to an accounting of Fund transactions, to receive tax information, or to inspect the books and records of the Fund.  An assigning Member will remain liable to the Fund for any amounts for which he may be liable.

A Member may require the Fund to redeem some or all of his Redeemable Units at net asset value per Redeemable Unit as of the last day of any month (the “Redemption Date”), provided that the Member has held such Redeemable Units for three (3) full months.  The right to redeem is contingent upon the Fund’s having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by Sydling of a written or oral request for redemption at least ten (10) business days prior to the Redemption Date.  For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses for the initial offering period will not reduce redemption value per Redeemable Unit.  Because net asset value fluctuates daily, Members will not know the net asset value applicable to their redemption at the time a notice of redemption is submitted.  Payment for a redeemed interest will be made within ten (10) business days following the Redemption Date by crediting a Member’s UBS Financial Services account with the proceeds of the redemption.  Sydling has not experienced a situation in which the Fund did not have sufficient cash to honor redemption requests.  If this were to occur, Sydling intends to honor redemption requests on a pro rata basis unless Sydling determines that a different methodology would be in the best interests of the Fund.  There is no fee charged to Members in connection with redemptions.  Sydling reserves the right in its sole discretion to permit redemptions more frequently than monthly and to waive the 10-day notice period.  Sydling may also, at its sole discretion and upon ten (10) days’ notice to a Member, require that any Member redeem some or all of its Redeemable Units if such redemption is in the best interests of the Fund. For example, as discussed above under “Item 1.  Business — Benefit Plan and IRA Considerations,” although the Fund intends to qualify under the Publicly Offered Security Exception in the Plan Asset Rule, if the Fund were to instead rely on the 25% Test, the

Fund may require a benefit plan investor to redeem its Redeemable Units upon notice from Sydling.  Sydling may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner and may permit less frequent redemptions if it has received an opinion from counsel that such action is advisable to prevent the Fund from being considered a publicly traded partnership by the Internal Revenue Service.

LLC Agreement

The following is an explanation of some of the more significant terms and provisions of the LLC Agreement.  Members should read the LLC Agreement thoroughly before investing.  The following description is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the LLC Agreement itself.

Liability of Members

The Fund was formed as a limited liability company under the laws of the State of Delaware on August 10, 2011.  The Fund has been advised by its counsel that except as required by Delaware law and as set forth in Paragraph 5(c) of the LLC Agreement, Redeemable Units purchased and paid for pursuant to this offering will be fully paid and non-assessable, and a Member will not be liable for amounts in excess of such Member’s contributions to the Fund and his share of undistributed profits, if any.

Special Member

The Advisor is a special Member of the Fund.  In partial consideration for its advisory services to the Fund, it receives an incentive allocation, in the form of Redeemable Units, equal to 20% of the Fund’s new trading profits, if any, earned during a calendar quarter.

Management of Fund Affairs

The Fund is member-managed for purposes of Delaware law.  Pursuant to the LLC Agreement, the Members have appointed Sydling to act as the Fund’s commodity pool operator and trading manager.  Accordingly, the Members have delegated all of their rights, powers, duties and obligations to manage the business and affairs of the Fund to Sydling; provided, that the Members have not delegated (i) their right under the LLC Agreement to vote on amendments to the LLC Agreement, (ii) their right under the LLC Agreement to call a meeting of the Members or (iii) their right under the LLC Agreement to vote to revoke the delegation of rights and powers to Sydling.  Sydling may select one or more trading advisors to direct all trading for the Fund and may cause the Fund to invest substantially all of its assets in another fund managed by such advisor(s).  Other responsibilities of Sydling include, but are not limited to, the following:  reviewing and monitoring the trading of the trading advisor(s); administering redemptions of Redeemable Units; preparing monthly and annual reports to the Members; preparing and filing necessary reports with regulatory authorities; calculating the net asset value; executing various documents on behalf of the Fund and the Members pursuant to powers of attorney; and supervising the liquidation of the Fund if an event causing dissolution of the Fund occurs.

Sydling may, but is not obliged to, delegate its rights, duties and powers under the LLC Agreement, including but not limited to the duty to make trading decisions for the Fund.

Sharing of Profits and Losses; Fund Accounting

Each Member will have a capital account, and its initial balance will be the amount such Member paid for his, her or its Redeemable Units, or, in the case of the Advisor, its incentive allocation when allocated.  Any increase or decrease in the net assets of the Fund will be allocated among the Members on a monthly basis and will be added to or subtracted from the accounts of the Members in the ratio that each account bears to all accounts.

Additional Members

All Redeemable Units offered by the Fund are sold at the Fund’s then current net asset value per Redeemable Unit.

Restrictions on Transfer or Assignment

A Member may transfer or assign his or her Redeemable Units upon notice to Sydling.  The assignment will be effective at the beginning of the next month after Sydling receives such notice.  An assignee may not become a Member without the consent of Sydling.  Sydling will not consent if it determines that the admission of the assignee to the Fund would endanger the Fund’s tax status as a partnership or otherwise have adverse legal consequences.  An assignee not admitted to the Fund as a Member will share the profits and capital of the Fund, but will not be entitled to vote, to an accounting of Fund transactions, to receive tax information, or to inspect the books and records of the Fund.  An assigning Member will remain liable to the Fund for any amounts for which he may be liable.

Removal or Admission of Sydling

Sydling may be removed and successor trading managers may be admitted upon the vote of the majority of the outstanding Redeemable Units.

Amendments; Meetings

The LLC Agreement may be amended if approved in writing by Sydling and Members owning more than 50% of the outstanding Redeemable Units.  In addition, Sydling may amend the LLC Agreement without the consent of the Members in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between the LLC Agreement and the Memorandum), to delete or add any provision of or to the LLC Agreement required to be deleted or added by the staff of any federal or state agency, or to make any amendment to the LLC Agreement which Sydling deems advisable (including but not limited to amendments necessary to effect the allocations proposed therein) provided that such amendment is not adverse to any Member (unless the consent of such Member is obtained), or is required by law.

Upon receipt of a written request, signed by Members owning at least ten percent (10%) of the outstanding Redeemable Units, that a meeting of the Fund be called to consider any matter upon which Members may vote pursuant to the LLC Agreement, Sydling, by written notice to each Member of record mailed within 15 days after such receipt, must call a meeting of the Fund.  Such meeting must be held at least 30 but not more than 60 days after the mailing of such notice and the notice must specify the date, a reasonable time and place, and the purpose of such meeting.

At any such meeting, upon the approval by an affirmative vote of Members owning more than 50% of the Redeemable Units, the following actions may be taken:  (i) the LLC Agreement may, with certain exceptions, be amended; (ii) the Fund may be dissolved; (iii) Sydling may be removed and a new trading manager may be appointed; (iv) a new trading manager or trading managers may be appointed if Sydling elects to withdraw from the Fund; (v) any contracts with Sydling or any of its affiliates or any trading advisor may be terminated without penalty on 60 days’ notice; and (vi) the sale of all assets of the Fund may be approved.

Reports to Members

Within 30 days of the end of each month, Sydling will provide the Members with a financial report containing information relating to the net assets of the Fund and net asset value per Redeemable Unit as of the end of such month, as well as other information relating to the operations of the Fund which is required to be reported to the Members by CFTC regulations.  In addition, if any of the following events occur, notice thereof will be mailed to each Member within seven business days of such occurrence:  a decrease in the net asset value per Redeemable Unit to $400 or less, as such amount may be adjusted for any splits or combinations of Redeemable Units, as of the end of any trading day; any change in trading advisor(s); any change in commodity brokers; a change in Sydling (other than to an affiliate); any change in commodity brokers; any material change in the Fund’s trading policies or any material change in an advisor’s trading strategies.  In addition, a certified annual report of financial condition will be distributed to the Members not more than 90 days (or such longer time as may be permitted by applicable law) after the close of the Fund’s fiscal year.  As soon as practicable after the close of the fiscal year and if required by the then applicable tax law, tax information necessary for the preparation of the Member’ annual federal income tax returns will be distributed to the Members.

Dissolution of the Fund

The affairs of the Fund will be wound up and the Fund liquidated as soon as practicable upon the first to occur of the following:  (i) December 31, 2036; (ii) the vote to dissolve the Fund by Members owning more than 50% of the Redeemable Units; (iii) the withdrawal, removal, bankruptcy or dissolution of Sydling (unless the Fund is continued as described in the LLC Agreement); (iv) a decline in net asset value to less than $400 per Redeemable Unit, as such amount may be adjusted for any splits or combinations of Redeemable Units, as of the end of any trading day; or (v) the occurrence of any event which shall make it unlawful for the existence of the Fund to be continued.  In addition, Sydling may, in its sole discretion, cause the Fund to dissolve if the Fund’s aggregate net assets decline to less than $1,000,000 (unless the Fund is continued as described in the LLC Agreement).

Power of Attorney

To facilitate the execution of various documents by Sydling on behalf of the Fund and the Members, the Members will appoint Sydling and any liquidator of the Fund’s assets appointed pursuant to the LLC Agreement, with power of substitution, their attorney-in-fact by executing the investor application and subscription agreement including the power of attorney.  Such documents include, without limitation, the LLC Agreement and amendments and restatements thereto and the Customer Agreement and Trading Advisory Agreement.

Tax Matters Partner

Sydling will serve as the Fund’s tax matters partner.

Item 12.  Indemnification of Directors and Officers.

Indemnification

The LLC Agreement provides that Sydling and its affiliates will have no liability to the Fund or to any Member for any loss suffered by the Fund which arises out of any action or inaction of Sydling or its affiliates if Sydling or its affiliates in good faith determined that such course of conduct did not constitute gross negligence or willful misconduct of Sydling or its affiliates.  Sydling and its affiliates will be indemnified by the Fund, to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Fund, provided that the same were not the result of gross negligence or willful misconduct on the part of Sydling or its affiliates.  No indemnification of Sydling or its affiliates is permitted for losses resulting from a violation of the Securities Act or any state securities law in connection with the offer or sale of the Redeemable Units.

Item 13.  Financial Statements and Supplementary Data.

(a)   Financial Statements.  The annual report of the Fund for the year ended December 31, 2011 is attached hereto as Exhibit 99.1.

(b)   Selected quarterly financial data.  The Fund does not have securities registered pursuant to Sections 12(b) or 12(g) of the Exchange Act.

(c)   Information about oil and gas producing activities. The Fund is not engaged in oil and gas producing activities.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

Not Applicable

Item 15.  Financial Statements and Exhibits.

(a)   Financial Statements.

The following financial statements have been filed as part of this registration statement:

Statement of Financial Condition of the Fund at March 31, 2012.

Statement of Income of the Fund for the period from December 1, 2011 (commencement of trading operations) to March 31, 2012.

Statement of Changes in Members’ Capital of the Fund for the period from December 1, 2011 (commencement of trading operations) to March 31, 2012.

Statement of Financial Condition of the Master Fund at March 31, 2012.

Condensed Schedule of Investments of Master Fund at March 31, 2012.

Statement of Income of Master Fund for the period from December 1, 2011 (commencement of trading operations) to March 31, 2012.

Statement of Changes in Members’ Capital of Master Fund for the period from December 1, 2011 (commencement of trading operations) to March 31, 2012.

(b)   Exhibits.

Exhibit 3.1                                              Certificate of Formation is incorporated herein by reference to Exhibit 3.1 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 3.2                                              Application for Authority is incorporated herein by reference to Exhibit 3.2 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 3.3                                              Second Amended and Restated LLC Agreement is incorporated herein by reference to Exhibit 3.3 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 10.1                            Customer Agreement between the Master Fund and UBS Securities is incorporated herein by reference to Exhibit 10.1 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 10.2                            Agency Agreement between the Fund and UBS Financial Services is incorporated herein by reference to Exhibit 10.2 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 10.3                            Trading Manager Agreement among the Fund, the Master Fund and Sydling is incorporated herein by reference to Exhibit 10.3 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 10.4                            Trading Advisory Agreement between the Fund and the Advisor is incorporated herein by reference to Exhibit 10.4 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 10.5                            Fee Arrangement Agreement among Sydling, the Master Fund and UBS Securities is incorporated herein by reference to Exhibit 10.5 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 99.1                            Annual Report of the Fund for the period ended December 31, 2011 is incorporated herein by reference to Exhibit 99.1 to the Fund’s Registration Statement on Form 10 (File No. 000-54670) filed on April 26, 2012.

Exhibit 99.2                            Organizational Chart for AAA Energy Opportunities Fund LLC is filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AAA ENERGY OPPORTUNITIES FUND LLC

(Registrant)

Date:	August 8, 2012

By:	Sydling Futures Management LLC

By:	/s/ Jerry Pascucci
Jerry Pascucci
President and Director